Exhibit 2.1
PURCHASE AND SALE AGREEMENT
DATED AS OF JULY 22, 2009
AMONG
LSI INDUSTRIES INC.,
LSI ACQUISITION INC.,
ADL TECHNOLOGY INC.,
ADL ENGINEERING INC.,
AND
CRAIG A. MILLER, KEVIN A. KELLY, AND DAVID T. FEENEY

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Table of Contents
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Table of Contents
(continued)

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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is entered into as of July 22, 2009 among LSI Industries Inc., an Ohio corporation (“LSI”), LSI Acquisition Inc., an Ohio corporation (“Buyer”), ADL Technology Inc., an Ohio corporation, (“ADL Technology”), ADL Engineering Inc., an Ohio corporation (“ADL Engineering”), Craig A. Miller, Kevin A. Kelly, and David T. Feeney (collectively, the “Shareholders”). ADL Technology, ADL Engineering and the Shareholders are collectively referred to herein as the “Sellers”.
RECITALS:
A. ADL Technology and ADL Engineering are in the business of producing electronic assemblies and subassemblies per customer specifications (the “Business”);
B. Buyer is a wholly-owned subsidiary of LSI, and Buyer desires to purchase from ADL Technology and ADL Engineering and ADL Technology and ADL Engineering desire to sell to Buyer, substantially all of the assets of the Business and assume certain designated liabilities as more fully described herein;
C. Kelmilfeen Ltd., an Ohio limited liability company, (“Kelmilfeen”) is an Affiliate of ADL Technology and ADL Engineering which owns and leases to ADL Technology the Owned Real Property upon which the business of ADL Technology and ADL Engineering are operated;
D. Simultaneously with the execution of this Agreement, Buyer has entered into a Real Estate Purchase Agreement with Kelmilfeen dated as of even date herewith (the “Real Estate Purchase Agreement”) providing for the purchase and sale of the Owned Real Property; and
E. A condition precedent to LSI’s and Buyer’s willingness to enter into this Agreement, is that the Real Estate Purchase Agreement is executed and consummated.
NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS.
Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings, unless the context clearly requires otherwise:
“Action” means any charge, decision, judgment, injunction, writ, subpoena, demand, notice, hearing, claim, action, judicial or administrative order or decree, suit, arbitration, inquiry, notice of violation or liability, information request, proceeding or investigation by or before any Governmental Authority or any Person.
“ADL Technology Closing Shares” has the meaning specified in Section 2.5(a).

“ADL Technology Escrow Shares” has the meaning specified in Section 2.5(a).
“ADL Engineering Closing Cash Payment” has the meaning specified in Section 2.5(b).
“ADL Engineering Closing Shares” has the meaning specified in Section 2.5(b).
“ADL Engineering Escrow Shares” has the meaning specified in Section 2.5(b).
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
“Agreement” means this Purchase and Sale Agreement among the Sellers and the Buyer (including all of the Exhibits and Schedules hereto), and all amendments hereto made in accordance with the provisions hereof.
“Assumed Contracts” has the meaning specified in Section 2.1(d).
“Assumed Indebtedness” means all Indebtedness for borrowed money set forth on Schedule 1.1(a).
“Assumed Liabilities” has the meaning specified in Section 2.3.
“Business” means the business of ADL Technology and ADL Engineering as defined in Recital A.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Ohio.
“Buyer” has the meaning specified in the Preamble to this Agreement.
“CAA” has the meaning specified in the definition of “Environmental Laws.”
“Capital Stock” means any and all shares, stocks, interests, participations, rights or other equivalents (however designated), whether designated common or preferred in a corporation, limited liability company, unlimited liability company, partnership or other entity.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. through the date hereof, and any rules promulgated thereunder.
“Claims” has the meaning specified within the definition of “Environmental Claims.”
“Closing” has the meaning specified in Section 2.6.
“Closing Date” has the meaning specified in Section 2.6.
“Closing Shares” has the meaning specified in Section 2.5(b).
“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Commission” means the United States Securities and Exchange Commission or any successor agency.
“Companies” means, collectively, ADL Technology, ADL Engineering and Kelmilfeen.
“Disclosure Schedule” has meaning set forth in the introductory paragraph of Article III.
“Dollars” and “$” means the lawful currency of the United States of America.
“Employee Benefit Plan” means (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA); and (ii) any Multiemployer Plan within the meaning of Section 3(37) of ERISA, including a terminated plan or frozen plan to which any of the Companies are making contributions or have made contributions within the preceding six (6) years.
“Employee Welfare Benefit Plan” means any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.
“Employment Agreements” means the Employment Agreements in the form and substance attached hereto as Exhibit A.
“Encumbrance(s)” means any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement with a creditor or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Environment” means any surface waters, ground waters, soil, sediments, subsurface strata, ambient air, plant and animal life, and any other environmental medium or natural resource.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, citations, claims, liens, liabilities, notices of liability, non-compliance or violation, governmental information requests, notices of intent to sue, investigations, proceedings, consent orders, decrees, agreements, or other communications (hereafter “Claims”) relating in any way to any Environmental Laws, Environmental Permits, or Release of Regulated Substances, including the following: (a) any and all Claims or judgments by Governmental Authorities for enforcement, abatement, investigation, monitoring, cleanup, removal, response, remediation, penalties, fines, costs, fees, or other actions or damages, pursuant to any applicable Environmental Laws or Environmental Permits; and (b) any and all Claims by any Person seeking damages, contribution, indemnification, corrective action or cleanup, cost recovery, compensation, or injunctive relief resulting from Regulated Substances or arising from alleged natural resource damages, medical monitoring, damages or injury or threat of damages or injury to human health or safety or the Environment.

“Environmental Laws” means any applicable federal, state or local law, rule, regulation, code, ordinance, order, standard and requirement, including common law, in each case now in effect, including any judicial or administrative order, consent decree or judgment to which one of the Companies is a party, relating to the Environment, human health and safety, or Regulated Substances, including under: CERCLA; Occupational Safety and Health Act of 1970 (“OSHA”), as amended, 29 U.S.C. § 651 et. seq. as amended through the date hereof and the rules promulgated thereunder; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq. as amended through the date hereof and the rules promulgated thereunder; the Hazardous Materials Transportation Act, 49 U.S.C. § 6901 et seq. as amended through the date hereof and the rules promulgated thereunder; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. as amended through the date hereof and the rules promulgated thereunder; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. as amended through the date hereof and the rules promulgated thereunder; the Clean Air Act, 42 U.S.C. § 7401 et seq. as amended through the date hereof and the rules promulgated thereunder; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. as amended through the date hereof and the rules promulgated thereunder; the Atomic Energy Act, 42 U.S.C. § 2011 et seq. as amended through the date hereof and the rules promulgated thereunder; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., as amended through the date hereofand the rules promulgated thereunder; and the Federal Insecticide Fungicide and Rodenticide Act, 7 U.S.C. § 136, et seq., as amended through the date hereof and the rules promulgated thereunder.
“Environmental Liabilities” means any and all debts, expenses, costs, claims, liabilities, fines, judgments, penalties, and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising from or under any Environmental Laws, Environmental Claims and Environmental Permits.
“Environmental Permits” means all permits, certificates, exemptions, approvals, identification numbers, registrations, variances, waivers, renewals, applications, modifications, licenses, and other authorizations required under any applicable Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the related regulations, in each case as amended as of the date hereof and as the same may be amended or modified from time to time. References to titles, subtitles, sections, paragraphs or other provisions of ERISA and the related regulations also refer to successor provisions.
“Escrow Agent” means U.S. Bank, National Association, as escrow agent pursuant to the Escrow Agreement.
“Escrow Agreement” means an Escrow Agreement executed by the Escrow Agent, the Shareholders and Buyer on the Closing Date in the form and substance attached hereto as Exhibit B.
“Escrow Shares” has the meaning specified in Section 2.5(b).
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended from time to time.
“Excluded Assets” has the meaning specified in Section 2.2.
“Financial Statements” has the meaning specified in Section 3.5.
“GAAP” means generally accepted accounting principles and practices as in effect in the United States from time to time and applied consistently throughout the periods involved.

“Government Contract” means any Company’s contract(s) with the any Governmental Authority.
“Governmental Authority” means any applicable federal, state, local or foreign government, governmental, regulatory or administrative authority, board, bureau, department, instrumentality, agency, commission or quasi-governmental unit, or any court, tribunal or judicial or arbitral body.
“Include” and “Including,” whether such terms are capitalized or not, shall mean “include but not limited to” and “including without limitation.”
“Indebtedness” means, with respect to any Person, the following: (a) all indebtedness for borrowed money of such Person, whether or not contingent, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person or any warrants, rights or options to acquire such Capital Stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends but only to the extent such obligation is payable (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings, (h) all Indebtedness of other Persons referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (A) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments of the items described in (a) through (g) above (in whatever form or medium).
“Inventory” means asset items that are held for sale in the Ordinary Course of Business and goods that will be used or consumed in the production of goods to be sold. Inventories include raw materials (goods and materials on hand but not yet placed in production), work-in-process (cost of raw materials on which production has started but has not been completed plus direct labor costs plus a ratable share of manufacturing overhead costs) and finished goods (completed but unsold goods on hand).
“IRS” means the Internal Revenue Service of the United States.
“Knowledge” or “Known” (whether such terms are capitalized or not) means with respect to any Company or the Shareholders, the actual conscious awareness of information that each of Kevin Kelly, Craig Miller, Dave Feeney, Amy Rock or Lee Ann LeBlanc have obtained, or should have obtained, as of the date of this Agreement in the exercise of reasonable diligence under the circumstances, and with respect to Buyer, the actual conscious awareness of information that Robert Ready, Ronald S. Stowell or James P. Sferra have obtained or should have obtained as of the date of this Agreement in the exercise of reasonable diligence under the circumstances.
“Law” means any applicable federal, state, local, or foreign statute, law, ordinance, regulation, rule, executive order, code or other requirement of law, including Environmental Laws, and Permits.
“Leased Real Property” means any real property leased or subleased by any of the Companies, as tenant, and any real property to which any Company has a right to occupy, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of any Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.
“Liabilities” means any and all debts, expenses, costs, claims, fines, penalties, liabilities and obligations, including Environmental Liabilities and Environmental Claims, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law or Action or asserted by any third party, including any Governmental Authority and those arising under any contract, lease, Permit, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” has the meaning set forth in Section 3.17(a)
“Losses” has the meaning specified in Section 10.1.
“LSI” has the meaning specified in the preamble to this Agreement.
“LSI Common Shares” shall mean duly authorized and validly issued common shares, no par value, of LSI.
“LSI SEC Reports” shall have the meaning set forth in Section 4.4.
“Material Adverse Effect” and/or “Material Adverse Change” means any effect, event, change or occurrence which, individually or together with another effect, event, change or occurrence, would be (or would reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Companies, taken as a whole, or to the ability of the Shareholders to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has Knowledge of such effect or change on the date hereof), but expressly excluding any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, and (c) changes in Law. In no event need any effect or change materially and adversely affect a party’s long-term earnings power or potential in a durationally significant manner in order to constitute a Material Adverse Effect or a Material Adverse Change, it being understood and agreed that a short-term materially adverse effect or change may constitute a Material Adverse Effect or a Material Adverse Change.
“Material Contracts” has the meaning specified in Section 3.11.
“Motor Vehicles” has the meaning specified in Section 2.1(c).
“Multiemployer Plan” means an Employee Benefit Plan that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Company contributes or has contributed or has or has had an obligation to contribute.
“Nasdaq” has the meaning specified in Section 4.3.
“Nasdaq Letter” has the meaning specified in Section 4.4.
“Operating Permits” means all permits, licenses, authorizations, certificates, exemptions, applications, modifications, variances, waivers, renewals, and approvals of Governmental Authorities, except for Environmental Permits.

“Ordinary Course of Business” means, with respect to any action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.
“Organizational Documents” means (a) the articles or certificate of incorporation and the code of regulations (or bylaws) of a corporation; (b) the articles of organization or certificate of formation and the operating agreement or written declaration of sole member of a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.
“OSHA” has the meaning set forth in the definition of “Environmental Laws.”
“Outside Closing Date” has the meaning specified in Section 2.6.
“Owned Intellectual Property” has the meaning set forth in Section 3.17(e)
“Owned Real Property” means the real property owned by any of the Companies, together with all buildings and other structures, facilities, and improvements currently located thereon, all fixtures attached or appurtenant thereto, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, and all easements, licenses, rights and appurtenances relating to the foregoing.
“Pension Plan” means an Employee Benefit Plan, other than a Multiemployer Plan, that is an employee benefit pension plan as defined in Section 3(2) of ERISA.
“Permits” means all permits, consents, licenses, franchises, authorizations, certificates, registrations, renewals, applications, modifications, variances, waivers, grants, exemptions and approvals issued by Governmental Authorities, including any Environmental Permits and Operating Permits.
“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmens’, mechanics’, carriers’, workmens’ and repairmens’ liens and other similar liens arising in the Ordinary Course of Business securing obligations that (i) are not overdue for a period of more than 30 days or which are being contested in good faith and (ii) are not in excess of $2,000 in the aggregate at any time; (c) bonds, letters of credit, pledges or deposits to secure obligations under workers’ compensation Law or similar Law or to secure public or statutory obligations; (d) liens securing the Assumed Indebtedness; and (e) with respect to the Owned Real Property, the Permitted Exceptions (as such term is defined in the Real Estate Purchase Agreement).
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or any other entity, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Pre-Closing Environmental Liabilities” means any and all debts, expenses, costs, claims, fines, penalties, Liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising under or related to any Environmental Liabilities, Environmental Laws, Environmental Claims and Environmental Permits prior to the Closing.
“Purchase Price” has the meaning specified in Section 2.5.
“Purchased Assets” has the meaning specified in Section 2.1.
“RCRA” has the meaning specified in the definition of “Environmental Laws.”
“Real Estate Purchase Agreement” has the meaning specified in Recital D.
“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.
“Receivables” means any and all accounts receivable, notes and other amounts receivable by any of the Companies from third parties, including customers, arising before the Closing Date.
“Registration Rights Agreement” means the Registration Rights Agreement in the form and substance attached hereto as Exhibit C.
“Regulated Substances” means all petroleum and petroleum products, asbestos, asbestos containing materials, polychlorinated biphenyls, and any materials, elements, compounds, mixtures, constituents, substances, wastes, pollutants, or contaminants, including but not limited to any chemicals, materials, or substances regulated, defined, designated or listed as hazardous, extremely or imminently hazardous, dangerous or toxic, pursuant to any Law or Environmental Law by any Governmental Authority or with respect to which such a Governmental Authority otherwise requires abatement, environmental investigation, monitoring, record keeping, reporting or remediation, including all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under any Environmental Laws.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing in the Environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Regulated Substances.
“Retained Liabilities” has the meaning specified in Section 2.4.
“Schedule,” when used to refer to a Schedule in Article III, has the meaning set forth in the introductory paragraph to Article III, and when used to refer to any other Schedule referred to elsewhere in this Agreement, means a schedule attached to and made a part of this Agreement.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as each may be amended from time to time.

“Sellers” has the meaning specified in the preamble to this Agreement.
“Seller 401(k) Plan” has the meaning specified in Section 5.5(b).
“Shareholder(s)” has the meaning specified in the preamble to this Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity analogous to any of the foregoing of which a majority of the equity ownership (whether voting stock or comparable interest) is, at the time, owned, directly or indirectly, by such Person.
“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, or assessments including income, estimated income, business, occupation, franchise, property, sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, excise, goods and services, severance, stamp, and including interest, penalties and additions in connection therewith for which any Company is or may become liable.
“Transfer Taxes” has the meaning specified in Section 11.2.
“USTs” means any underground storage tanks and any ancillary piping and equipment, as such term is defined in RCRA, and the regulations promulgated thereunder, or any state equivalent thereof.
Section 1.2 Provisions Pertaining to Definitions. For all purposes of this Agreement (except where such interpretations would be inconsistent with the context or the subject matter):
(a) Where appropriate, words importing the singular only shall include the plural and vice versa, and all references to dollars shall be United States Dollars.
(b) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
(c) All headings and sub-headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(d) References to the terms Article, Section, paragraph, clause, and Exhibits are references to the Articles, Sections, paragraphs, clauses and Exhibits to this Agreement unless otherwise specified, in each case, as the meaning and the context of this Agreement shall require.
(e) Accounting terms not otherwise defined herein shall have the meanings customarily given in accordance with GAAP and all financial computations or determinations to be made under this Agreement shall, unless otherwise specifically provided herein, applied in a manner consistent with the Financial Statements.

ARTICLE II
PURCHASE AND SALE.
Section 2.1 Purchased Assets. At the Closing, each of ADL Technology and ADL Engineering shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, accept and pay for, and LSI shall cause Buyer to purchase, acquire, accept and pay for, all of each of ADL Technology’s and ADL Engineering’s right, title and interest in and to all of the properties, assets and other rights (excluding the Excluded Assets (as defined hereinafter)) of each Company, personal or mixed, tangible or intangible (collectively, the “Purchased Assets”). Subject to the immediately preceding sentence, the Purchased Assets shall include the following:
(a) all cash and cash equivalents of ADL Technology and ADL Engineering;
(b) all Receivables of ADL Technology and ADL Engineering;
(c) all office, warehouse and other equipment, machinery, leasehold improvements, computers and computer software, vehicles (the “Motor Vehicles”), fixtures, office materials and supplies, spare parts and other tangible (or movable) personal property of every kind and description owned as of the Closing Date by ADL Technology or ADL Engineering, including those fixed assets listed on Schedule 2.1(c);
(d) all of the agreements, contracts and purchase orders for the sale of goods and products by ADL Technology and ADL Engineering and the agreements, contracts and purchase orders listed on Schedule 2.1(d), and the rights thereunder (the “Assumed Contracts”);
(e) all of ADL Technology and ADL Engineering’s right, title and interest in and to Intellectual Property, including all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions;
(f) all customer files and records of ADL Technology and ADL Engineering, including all written technical information, employment records, data, specifications, research and development information, engineering drawings, operating guides and manuals, computer programs, tapes and software;
(g) claims, deposits, prepayments, credits, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (other than any such items relating to the payment of income Taxes), whether choate or inchoate, known or unknown, contingent or non-contingent;
(h) all of ADL Technology’s and ADL Engineering’s goodwill in and going concern value of each Business;
(i) all telephone numbers, Internet websites and domain names and advertising used in the Business;

(j) all of ADL Technology’s and ADL Engineering’s right, title and interest in the Employee Benefit Plans set forth in Schedule 2.1(j);
(k) all of ADL Technology’s and ADL Engineering’s rights to insurance proceeds relating to the Purchased Assets and Assumed Liabilities;
(l) to the extent transferable under applicable Law, all Permits; and
(m) all files, books and records (including computer records) of ADL Technology and ADL Engineering relating to the foregoing.
Section 2.2 Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the following of each of the Companies (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder and shall be excluded from the Purchased Assets and retained by the Companies after the Closing:
(a) all of each Company’s right, title and interest in and to this Agreement and all other agreements, documents and instruments delivered pursuant to the terms of this Agreement;
(b) any real property owned, leased, or occupied by any Company (except for the Real Property which is separately being transferred to Buyer pursuant to the Real Estate Purchase Agreement);
(c) each Company’s corporate seal, corporate minute books, stockholder records, canceled stock certificates, Tax records and such other books and records as each Company is required by Law to retain;
(d) all original personnel records and other records which each Company is required by Law to retain in its possession, including Family and Medical Leave Act data and documentation, workers’ compensation medical records, and the like; provided ADL Technology and ADL Engineering shall each be required to provide Buyer with copies of such items;
(e) except as set forth in Section 2.1(j), all rights in connection with and assets of the Employee Benefit Plans; and
(f) all claims for refunds of federal, state and local income Taxes and all rights to file claims for refunds thereof; and
(g) any assets of the Companies or the Shareholders described or listed on Schedule 2.2(g)
provided however, the parties acknowledge and agree that such Excluded Assets shall not deem the transactions contemplated by this Agreement to constitute a purchase and sale of less than substantially all of the properties of each of ADL Technology and ADL Engineering for federal Tax purposes.

Section 2.3 Assumption of Liabilities. The Purchased Assets shall be sold and conveyed to Buyer free and clear of all Encumbrances except Permitted Encumbrances. On and after the Closing Date, Buyer shall assume and discharge only the Assumed Indebtedness and those Liabilities of ADL Technology relating to the Purchased Assets and the Business which are described on Schedule 2.3 (collectively, the “Assumed Liabilities”), all of which Assumed Liabilities are Liabilities solely of ADL Technology (it being understood that no Liabilities of ADL Engineering shall be assumed by Buyer hereunder).
Section 2.4 Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer hereby assumes no Liabilities or obligations of ADL Technology or ADL Engineering, including any Liabilities, Pre-Closing Environmental Liabilities, Claims or Actions alleging or relating to any tort, product liability, environmental liability, Taxes or breach of contract or otherwise seeking damages and any Liabilities arising from or relating to the Excluded Assets. The Liabilities of the Companies which are not assumed by Buyer pursuant to this Agreement shall be retained by and remain obligations and Liabilities of the appropriate Company and are hereinafter collectively referred to as the “Retained Liabilities”. Without limiting the generality of this Section 2.4 and notwithstanding any other provision hereof, each of the following is a Retained Liability of the Companies which Buyer does not assume:
(a) any obligations of ADL Technology and ADL Engineering under this Agreement or any other document, instrument or agreement delivered by any Company pursuant to the terms of this Agreement;
(b) any Liability of ADL Technology and ADL Engineering arising from, or in connection with, the conduct of the Business prior to the Closing Date or the ownership of the Business or the Purchased Assets by ADL Technology or ADL Engineering prior to the consummation of the transactions contemplated hereby, including any such Liabilities arising by reason of any violation or claimed violation by ADL Technology or ADL Engineering, by acts or events or omissions arising or occurring prior to the Closing Date, of any Law or any breach of any warranty issued by the Companies;
(c) any Liability of ADL Technology or ADL Engineering for Taxes;
(d) any Liability or obligation of ADL Technology or ADL Engineering under any agreement or contract which is not listed on Schedule 2.1(d);
(e) any Liability arising out of the employment or termination of employment, in either case prior to the Closing Date, of any Person employed in the Business;
(f) any Liability of ADL Technology or ADL Engineering or any present or former director or officer of ADL Technology or ADL Engineering arising from any claim, action or proceeding, including any derivative action, brought by or on behalf of any present or former holder of any debt or equity security of ADL Technology or ADL Engineering or by any lender to ADL Technology or ADL Engineering, including any Liability arising from any indemnification, reimbursement or advance in connection therewith;

(g) any other Liability of ADL Technology or ADL Engineering which is not expressly described as an Assumed Liability under Section 2.3; and
(h) any Pre-Closing Environmental Liabilities.
Section 2.5 Purchase Price and Method of Payment. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets and the covenants and agreements of the Sellers not to compete with Buyer in the Business as set forth more specifically herein shall be the assumption by Buyer of the Assumed Liabilities, Two Million Four Hundred Sixty-Nine Thousand Six Hundred Seventy Six (2,469,676) unregistered LSI Common Shares and Four Hundred Forty Seven Thousand Eight Hundred Ninety Six Thousand Dollars ($447,896.00) in immediately available funds, all of which shall be payable as follows:
(a) As consideration for the purchase and acquisition by Buyer of the Purchased Assets owned by ADL Technology, the covenants and agreements of ADL Technology hereunder not to compete with Buyer in the Business following the Closing, at the Closing (i) Seven Hundred Twenty Seven Thousand Four Hundred Fifty Eight (727,458) unregistered LSI Common Shares (the “ADL Technology Closing Shares”) shall be issued in the name of ADL Technology and delivered to ADL Technology , and (ii) Nine Hundred and Nine Thousand Three Hundred Fifty Three (909,353) unregistered LSI Common Shares (the “ADL Technology Escrow Shares”) shall be issued in the name of ADL Technology to be delivered to the Escrow Agent at Closing and held by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agreement; and
(b) As consideration for the purchase and acquisition by Buyer of the Purchased Assets owned by ADL Engineering and the covenants and agreements of ADL Engineering hereunder not to compete with Buyer in the Business following the Closing, at the Closing (i) Four Hundred Forty Seven Thousand Eight Hundred Ninety Six Thousand Dollars ($447,896.00) in immediately available funds shall be delivered by wire transfer to such bank account of ADL Engineering as ADL Engineering shall direct Buyer in writing at least two (2) days prior to the Closing (the “ADL Engineering Closing Cash Payment”), (ii) Three Hundred Seventy Thousand One Hundred Fifty Six (370,156) unregistered LSI Common Shares (the “ADL Engineering Closing Shares” and, together with the ADL Technology Closing Shares, the “Closing Shares”) shall be delivered to ADL Engineering, and (iii) Four Hundred Sixty Two Thousand Seven Hundred and Nine unregistered LSI Common Shares (the “ADL Engineering Escrow Shares” and, together with the ADL Technology Escrow Shares, the “Escrow Shares”) shall be issued in the name of ADL Engineering to be delivered to the Escrow Agent at Closing and held by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agreement; provided, however, (x) at the Closing ADL Engineering may distribute the ADL Engineering Escrow Shares to each Shareholder in accordance with his percentage interest in the Capital Stock of ADL Engineering as of the Closing Date to be immediately reissued by LSI in the name of each of such Shareholder in such amount for delivery to the Escrow Agent at the Closing, and (y) at the Closing ADL Technology may distribute the ADL Technology Escrow Shares to each Shareholder in accordance with his percentage interest in the Capital Stock of ADL Technology as of the Closing Date to be immediately reissued by LSI in the name of each Shareholder in such amount for delivery to the Escrow Agent at the Closing, in each case in satisfaction of such Company’s obligations to otherwise deliver the Escrow Shares to the Escrow Agent.

(c) The Closing Shares, the Escrow Shares, the ADL Engineering Closing Cash Payment and the Assumed Liabilities collectively constitute and represent the entirety of the Purchase Price to be delivered to ADL Technology and ADL Engineering under this Agreement.
Section 2.6 Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets shall take place at the law offices of Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202, or by means of electronic data transmission methods including facsimile transmission and PDF e-mail transmission of executed signature pages among the parties (with original executed signature pages to be distributed by overnight courier) if so agreed, at 10:00 A.M. EST time on July 22, 2009, except that any party hereto may postpone the Closing if a condition precedent to such party’s obligation to close has not been met by such date, but in no event may such party extend closing beyond July 22, 2009 (the “Outside Closing Date”). The date on which Closing occurs is referenced to as the “Closing Date”. The Closing shall be effective at the close of business on the Closing Date.
Section 2.7 Tax Treatment. The parties to this Agreement intend that the transactions contemplated hereby shall constitute reorganizations for purposes of Section 368(a)(1)(C) of the Code (one involving ADL Technology as the transferor and another involving ADL Engineering as the transferor); provided however, the Sellers acknowledge and agree that compliance with all requirements under the Internal Revenue Code, Treasury Regulations or other relevant Tax authorities the Sellers deem necessary or appropriate to qualify for such treatment shall be the responsibility of the Sellers. The parties to this Agreement adopt this Agreement as a “plan of reorganization” for purposes of Treasury Regulation Section 1.368-2(g) and 1.368-3(a) and agree to adopt the plan of reorganization and file the statement required by Section 1.368-3(a) with their Tax returns for the taxable year in which the Closing occurs. The LSI Common Shares to be transferred as consideration hereunder, will be unregistered, restricted stock that is subject to Rule 144 trading limitations. ADL Technology and ADL Engineering shall liquidate following the Closing and the LSI Common Shares transferred to ADL Technology and ADL Engineering shall be distributed to the Shareholders pursuant to the corporate liquidation and distribution requirements in Section 368(a)(2)(G) of the Internal Revenue Code. Buyer and LSI make no representation or warranty to any Company or any Shareholder regarding the Tax treatment of the purchase of the Purchased Assets.
Section 2.8 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any instrument, contract, lease, Permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of any Governmental Authority or other Person would constitute a breach or violation thereof or affect adversely the rights of Buyer or any Company thereunder; and any transfer or assignment to Buyer by any Company of any interest under any such instrument, contract, lease, Permit or other agreement or arrangement that requires the consent of any Governmental Authority or other Person shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, the Company which is a party thereto shall continue to use all commercially reasonable efforts to obtain any such approval or consent after the Closing Date and such Company will cooperate with Buyer and LSI in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of the Company, as the case may be, in the benefits under any such instrument, contract, lease, Permit or other agreement or arrangement, including performance by the Company, as the case may be, as agent, if economically feasible, provided that Buyer shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained. Nothing in this Section 2.8 shall be deemed a waiver by Buyer of its right to have received on or before the Closing an effective assignment of all of the Purchased Assets nor shall this Section 2.8 be deemed to constitute an agreement to exclude from the Purchased Assets any assets described under Section 2.1.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS.
ADL Technology, ADL Engineering and the Shareholders have delivered to Buyer individually numbered schedules (collectively, the “Disclosure Schedule,” and each individually referred to herein as a “Schedule”) corresponding to the sections and subsections of this Article containing exceptions to the representations and warranties of ADL , ADL Engineering and the Shareholders in the sections and subsections in this Article and setting forth the exceptions in reasonable detail, with attached documentation as necessary to reasonably explain the stated exceptions. Any exception to the representations and warranties in any section or subsection of this Article is described in a separate Schedule of the Disclosure Schedule that specifically identifies the applicable section or subsection of this Article, provided, however, that (a) any disclosure on a Schedule within the Disclosure Schedule shall be deemed disclosed in respect of other Schedules within the Disclosure Schedule to the extent reasonably apparent on its face that such disclosure is also applicable to other Schedules within the Disclosure Schedule, (b) inclusion of any information in the Disclosure Schedule shall not be deemed an admission or acknowledgment by ADL Technology, ADL Engineering or the Shareholders, or otherwise imply, that such matter is required to be disclosed pursuant to this Agreement (because certain information may be included thereupon for information purposes only), or is material to or outside the Ordinary Course of Business of the Companies, (c) references in the Disclosure Schedule to enforceability of agreements with third parties, existence or non-existence of third-party rights, absence of breaches or defaults by third parties or similar matters or statements, are intended only to allocate rights and risks solely between Buyer on the one hand and the Sellers on the other hand and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party to this Agreement by any Person who is not a party to the Agreement or give rise to any claim or benefit to any Person not a party to this Agreement, and (d) in no event shall the disclosure of matters disclosed in any Schedule or under any section or subsection specified in the Disclosure Schedule be deemed or interpreted to broaden the Sellers’ representations and warranties, obligations, covenants or agreements contained in this Agreement. The Sellers have provided to Buyer true and complete copies of all documents specifically referenced in the Disclosure Schedule.

ADL Technology, ADL Engineering and each of the Shareholders, jointly and severally, hereby represent and warrant to Buyer and LSI as follows:
Section 3.1 Corporate Existence. Schedule 3.1 attached hereto contains a complete and accurate list for each Company of its corporate name, its jurisdiction of incorporation, and other jurisdictions in which it is qualified or authorized to transact business as a foreign corporation. Each of ADL Technology and ADL Engineering is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own its properties and to transact the business in which it is currently engaged, including the Business. Kelmilfeen is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio and has the limited liability company power and authority to own its properties and to transact the business in which it is currently engaged. Each of ADL Technology and ADL Engineering is duly qualified to transact business and is in good standing as a foreign corporation, as applicable, in each jurisdiction where it owns or leases properties and where the conduct of its business requires it to be so qualified. The minute books containing records of meetings of the shareholders and directors of each of ADL Technology and ADL Engineering, and its stock certificates and stock records, are true, accurate and complete in all material respects. No Company is in default or in violation of any provision of its Organizational Documents. The Shareholders have delivered to Buyer copies of the Organizational Documents of each Company, as currently in effect.
Section 3.2 Authorization; Enforceable Obligations. Each of ADL Technology and ADL Engineering has the corporate power and authority, and each Shareholder has the power, authority and legal right, to execute, deliver and perform this Agreement; and each of ADL Technology and ADL Engineering and each Shareholder confirms that (a) the execution, delivery and performance of this Agreement by each of ADL Technology and ADL Engineering have been duly authorized by all necessary corporate and shareholder action; (b) this Agreement has been, and the other agreements, documents and instruments required to be delivered by each of ADL Technology, ADL Engineering, Kelmilfeen or any Shareholder at the Closing in accordance with the provisions hereof will be, duly executed and delivered on behalf of such party; and (c) this Agreement constitutes, and such other documents and instruments when executed and delivered will constitute, the legal, valid and binding obligations of each of ADL Technology, ADL Engineering, Kelmilfeen and each Shareholder, respectively, enforceable against each of ADL Technology, ADL Engineering, Kelmilfeen and each Shareholder in accordance with their respective terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally.

Section 3.3 Capital Stock and Ownership of Shares; Subsidiaries. Schedule 3.3 attached hereto sets forth: (i) total number of shares of Capital Stock and the classes and par values thereof, which each Company is authorized to issue; (ii) the number of such shares or other equity interests which are issued and outstanding and the number of such outstanding shares or other equity interests owned by each Shareholder; and (iii) the identity of each holder of Capital Stock of each Company and the number of shares of Capital Stock held by each. There are no outstanding subscriptions, options, warrants, preemptive rights, voting trust agreements, shareholder agreements, or other contracts, agreements or arrangements restricting voting or dividend/distribution rights or transferability or other rights entitling any third party to acquire from the Shareholders or any Company any shares of Capital Stock or other securities of any Company. There are no contracts or agreements relating to the issuance, sale, or transfer of any shares of Capital Stock or other securities of any Company. None of the outstanding shares of Capital Stock or other securities of any Company was issued in violation of the Securities Act or any other Law. No Company owns, or has any contract to acquire, any shares of Capital Stock or other securities of any Person or any direct or indirect equity or ownership interest in any other business. No Company has any Subsidiaries.
Section 3.4 Validity of Contemplated Transactions, Needed Consents, etc. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), conflict with or result in the breach or acceleration of any term, condition or provision of, or require the consent of any other Person or accelerate the performance required by, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of any of the Companies under (a) any existing Law to which any Company or Shareholder is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Authority which is applicable to any of the Companies, (c) the Organizational Documents of any Company or any securities issued by any of the Companies, or (d) any Material Contract or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of any of the Companies thereunder in any material respect. No authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by any of the Companies or the Shareholders. Except as set forth on Schedule 3.4, no Shareholder or Company is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.
Section 3.5 Financial Information. The Shareholders have delivered to the Buyer true and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheets and statements of income, changes in owners’ equity, and cash flow as of and for the fiscal years ended December 31, 2007 and December 31, 2008 (the “Most Recent Fiscal Year End”) for each of the Companies; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in owners’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the months ended May 31, 2009 (the “Most Recent Fiscal Month End”) for each of the Companies. Except as identified as on Schedule 3.5, the Financial Statements (including the notes thereto, if any) present fairly in all material respects the financial condition of each of the Companies as of such dates and the results of operations of each of the Companies for such periods, and are consistent with the books and records of each of the Companies (which books and records are correct and complete in all material respects), provided, however, the parties acknowledge that the Financial Statements have not been prepared in accordance with GAAP and are based solely on the accounting methods used for federal income Tax reporting.

Section 3.6 Undisclosed Liability. Except as set forth on Schedule 3.6, no Company has any Liabilities (and there is no basis for any pending or future suit, Action, proceeding, hearing, investigation, charge, complaint, demand or claim against any Company giving rise to any Liabilities) except for: (i) Liabilities set forth on the Most Recent Financial Statements, and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation or liability under any Law, including any Environmental Laws).
Section 3.7 Tax and Other Returns and Reports.
(a) Filing of Tax Returns. Each Company and each Shareholder (and any affiliated group of which any Company is now or has been a member) has timely filed with the appropriate taxing authorities all returns (including all forms W-2 and 1099 and other information returns) in respect of Taxes required to be filed through the date hereof. All such Tax returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Law (including the Code). All Taxes due and owing by each Company (whether or not shown on any Tax return) have been paid, accrued on the Most Recent Financial Statements or an adequate reserve therefor has been established on the books and records of the Companies. For purposes of this Section 3.7, the term “Company” shall be deemed to include any predecessor of any of the Companies or any Persons from which any of the Companies incurs a Liability for Taxes as a result of transferee Liability. None of the Companies nor any affiliated group of which any Company is now or was a member, has requested any extension of time within which to file returns that have not been filed (including information returns) in respect of any Taxes.
(b) Payment of Taxes. All Taxes, in respect of periods beginning before the Closing Date, have been paid, or an adequate reserve has been established therefor, and none of the Companies has any Liability for Taxes in excess of the amounts so paid or reserves so established. Each of the Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party.
(c) Audit History. No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority, which deficiencies have not been paid. There are no pending or, to each Company’s and each Shareholder’s Knowledge, threatened audits, investigations or claims for or relating to any Liability in respect of Taxes, and there are no matters under discussion with any Governmental Authorities with respect to Taxes that, in the reasonable judgment of the Shareholders and each Company, is likely to result in an obligation by any of the Companies to pay any additional amount of Taxes. None of the Companies has received written notice that any taxing authority intends to audit a return for any period. No extension of a statute of limitations relating to Taxes is in effect with respect to any of the Companies.
(d) Other Tax Matters. There are no liens for Taxes (other than Taxes not yet past due and payable) upon any of the assets of any of the Companies. None of the Companies is a party to any Tax allocation or sharing agreement. None of the Companies has been a member of an affiliated group filing a consolidated federal income tax return or has any Liability for the Taxes of any Person (other than the Companies) under Treasury Regulation Section 1.1502-6 as a transferee or successor by contract or otherwise.

(e) Continuity of Business Enterprise. Each of ADL Technology and ADL Engineering operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).
(f) Continuity of Shareholder Interest. Prior to the Closing, the Shareholders will not have disposed of any Capital Stock of any of ADL Technology and ADL Engineering, or received any distributions from of ADL Technology and ADL Engineering, in a manner that will cause the transactions contemplated herein to violate the continuity of shareholder interest requirement set forth in Treasury Regulation Section 1.368-1(e).
Section 3.8 Title to and Condition of Properties.
(a) Schedule 3.8(a) sets forth the address and legal description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, except as set forth on Schedule 3.8(a):
(i) one of the Companies has good and marketable indefeasible fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;
(ii) no Company has leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;
(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and
(iv) the Shareholders have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Companies acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Shareholders or the Companies and relating to such property or interests.
(b) Schedule 3.8(b) lists and describes all Leased Real Property of the Companies and all leases and subleases with respect thereto. The Companies have delivered to Buyer correct and complete copies of all of the leases and subleases identified on Schedule 3.8(b). With respect to each lease and sublease listed on Schedule 3.8(b):
(i) the leases or subleases are legal, valid, binding, enforceable and in full force and effect with respect to the applicable Company and, to the Knowledge of the Shareholders and the Companies, with respect to each other party thereto;

(ii) the leases or subleases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
(iii) none of the Companies nor, to the Knowledge of any Company or any of the Shareholders, any other party to the leases or subleases are in breach or default, and no event has occurred which with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;
(iv) there are no disputes, oral agreements or forfeiture programs in effect as to any such leases or subleases;
(v) none of the Companies have assigned, transferred, conveyed, mortgaged or encumbered any interest in any such leasehold; and
(vi) each Company’s ownership and/or use of the Leased Real Property is in substantial compliance with all applicable Law, including Environmental Laws and Permits.
(c) Each Company has good, valid and marketable title to all of its properties and assets, real, personal and mixed, reflected on the Most Recent Financial Statements as being owned by such Company (except for Inventory or other assets sold since the date thereof in the Ordinary Course of Business consistent with past practice) except for Permitted Encumbrances. The Companies own or lease all buildings, machinery, equipment and other tangible assets reasonably necessary for the conduct of their business as presently conducted and as presently proposed to be conducted. Each such tangible asset (i) to the Knowledge of each of the Companies and each of the Shareholders is free from material defects (patent and latent), (ii) has been maintained in accordance with normal industry practice, (iii) is in good operating condition and repair (ordinary wear and tear excepted), and (iv) is reasonably suitable for the purposes for which it presently is used and presently is proposed to be used.
Section 3.9 Litigation. Except for the matters set forth on Schedule 3.9, no litigation, arbitration, action, suit, investigation or other proceeding by or before any court, arbitrator or Governmental Authority is pending or, to the Knowledge of each Company and the Shareholders, threatened against any of the Companies, or the Real Property, Owned Intellectual Property, Inventory, or Purchased Assets at law or in equity. To each Company’s and each Shareholder’s Knowledge, each product manufactured, sold, leased or distributed by each Company was (at the time of its sale, manufacture, lease or distribution) in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. No Company has any Liabilities in excess of the Liabilities set forth in the Financial Statements for any guaranty, warranty or other indemnity arising from products manufactured, sold, leased or distributed by any of the Companies.

Section 3.10 Insurance. Schedule 3.10 sets forth a list of each insurance policy (including policies providing property, casualty, liability, workers’ compensation and bond and surety arrangements) under which each Company is presently an insured, a named insured or otherwise a principal beneficiary of coverage, including all bonds and letters of credit whether provided by the Shareholders or any Company. With respect to each such insurance policy, bond or letter of credit:
(a) the policy, bond or letter of credit is legal, valid, binding and enforceable in accordance with its terms against such Company and, to the Knowledge of the Shareholders and the Companies, against each other party thereto, except as enforceability may be limited by applicable bankruptcy and insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and, except for policies that have expired under their terms in the ordinary course, and no Company has received any notification or allegation from any other Person that any such policy, bond or letter of credit is not in full force and effect;
(b) each Company having rights under such insurance policy, bond or letter of credit is not in breach or default of such policy, bond or letter of credit (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default by such Company or permit termination or modification under the policy; and
(c) to the Knowledge of the Companies and the Shareholders, no party to the policy, bond or letter of credit has repudiated, or given notice of an intent to repudiate, any provision thereof.
Section 3.11 Contracts and Commitments.
(a) Schedule 3.11 contains a complete and accurate list of each of the following contracts and agreements of each of the Companies (such contracts and agreements, together with all agreements relating to Intellectual Property set forth in Schedule 3.11, being herein referred to as “Material Contracts”):
(i) each contract and agreement for the purchase of Inventory under the terms of which the Companies: (A) is required to pay or otherwise give consideration of more than $10,000 in the aggregate after the Closing Date, and (B) which cannot be cancelled by any Company party to such contract or agreement without penalty and without more than thirty (30) days’ notice;
(ii) each contract and agreement for the sale of products or for the furnishing of services by the Companies: (A) pursuant to which any such Company is to receive consideration of more than $10,000 in the aggregate after the Closing Date, and (B) which cannot be cancelled by any such Company without penalty and without more than thirty (30) days’ notice;

(iii) all employment agreements or other contracts (including severance agreements and arrangements) with employees, independent contractors, consultants or similar individuals or entities to which any Company is a party or is bound;
(iv) all contracts and agreements relating to Indebtedness or Liabilities of any Company;
(v) all Government Contracts to which any Company is a party, including record retention agreements and powers of attorney;
(vi) all contracts and agreements that limit or purport to limit the ability of any of any Company or any Shareholder to compete in any line of business or with any Person or in any geographic area or during any period of time;
(vii) all contracts and agreements between or among any Company and any Shareholder or any Affiliate of a Shareholder; and
(viii) all agreements for the purchase, sale, lease or improvement of real property, and capital expenditures.
(b) Except as disclosed in Schedule 3.11(b), each Material Contract and Government Contract:
(i) is valid and binding on and enforceable against each Company which is a party thereto and, to such Company’s and each Shareholder’s Knowledge, on the other respective parties thereto and is in full force and effect;
(ii) no Company which is a party thereto is in breach of, or in default under, any Material Contract and no event or action has occurred, is pending, or to the Knowledge of such Company and the Shareholders, is threatened, which after the giving of notice, or the lapse of time, or otherwise, will constitute or result in a breach or default by such Company, in each case other than immaterial breaches or defaults that are curable in the Ordinary Course of Business;
(iii) to the best of each Company’s and Shareholders’ Knowledge, no other party to any Material Contract is in material breach thereof or material default thereunder; and
(iv) the Companies are current with the payment obligations of the Assumed Indebtedness and Assumed Liabilities in accordance with their terms.
(c) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the Ordinary Course of Business consistent with past practice, any of the properties or assets of any of the Companies.

Section 3.12 Supplier Contracts. With respect to each Company’s relationships with its suppliers :
(a) All written supply agreements are listed on Schedule 3.12;
(b) All sourcing agreements for products sold or distributed by any of the Companies which extend beyond ninety (90) days of the Closing are listed on Schedule 3.12;
(c) Schedule 3.12 lists any rebate arrangements which exist between the Companies and their respective suppliers; and
(d) All notifications of price increases or rebate reductions or discount reductions received by any of the Companies from suppliers of any of the Companies are listed on Schedule 3.12.
Section 3.13 Employees. To the Knowledge of each Company and each Shareholder, no executive, key employee or group of employees has any plans to terminate employment with the Business. None of the employees of any of the Companies are subject to any collective bargaining agreement. No Company has committed an unfair labor practice, as such term is defined in federal labor Law, or experienced any strikes, charges of unfair labor practices or other collective bargaining disputes. No Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Companies.
Section 3.14 Employee Benefit Plans and Arrangements.
(a) Schedule 3.14 lists each Employee Benefit Plan that any Company maintains or to which any one of the Companies contributes.
(b) To the Knowledge of the Companies and the Shareholders, each such Employee Benefit Plan (and each related trust, insurance contract or fund) subject to ERISA complies in form and in operation with its terms and in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.
(c) All required reports and descriptions, including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions, have been filed or distributed appropriately with respect to each Employee Benefit Plan subject to Title I of ERISA. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code §4980B have materially been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.
(d) All contributions, including all employer contributions and employee salary reduction contributions, which are due prior to the date of this Agreement have been paid to each such Employee Benefit Plan which is a Pension Plan and all contributions which are due for any period ending on or before the Closing Date will have been paid on or before the Closing Date to each such Pension Plan or will have been accrued in accordance with the past custom and practice of the Companies. All premiums or other payments which are due for all periods ending on or before the Closing Date will have been paid on or before the Closing Date with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan (to the extent that such payments are contributed on a payroll basis).

(e) Each such Employee Benefit Plan which is a Pension Plan covering employees in the United States which is intended to be a “qualified plan” under Code §401(a) substantially meets the requirements of Code §401(a) and either (i) has received a current favorable determination letter from the Internal Revenue Service, (ii) has pending an application for a determination letter which was timely filed, or (iii) has relied upon an IRS opinion letter for such plan obtained by the applicable plan sponsor, as applicable, and nothing has occurred with respect to the operation of such Employee Benefit Plans that will adversely affect the qualified status of such Employee Benefit Plans.
(f) The market value of assets under each such Employee Benefit Plan which is a Pension Plan that is covered by Title IV of ERISA and subject to the minimum funding standards of Section 412 of the Code covering employees in the United States, other than any Multiemployer Plan, equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with the methods of the U.S. Pension Benefit Guaranty Corporation factors and assumptions applicable to such a Pension Plan terminating on the date for determination.
(g) Each Company has delivered to Buyer correct and complete copies of the plan documents (including amendments) and summary plan description, the most recent determination letter received from the Internal Revenue Service (for each Pension Plan), the most recent Form 5500 Annual Report, if applicable, and all related trust agreements, insurance contracts and other funding agreements or other documents which implement each Employee Benefit Plan.
(h) Each Company has the right to amend or terminate, without the consent of any other Person, any Employee Benefit Plan it maintains, except as proscribed by Law.
(i) With respect to each Employee Benefit Plan that each Company maintains or ever has maintained, within the seven (7) years ending on the Closing Date, or to which any of them contributes, contributed within the seven (7) years ending on the Closing Date, or ever has been required to contribute, within the seven (7) years ending on the Closing Date:
(i) No such Employee Benefit Plan is a Pension Plan that is subject to Title IV of ERISA.
(ii) To each Company’s and Shareholder’s Knowledge, there have been no prohibited transactions (as defined in ERISA §406 and Code §4975) with respect to any such Employee Benefit Plan subject to Title I of ERISA. To the Knowledge of each Company and each Shareholder, no Fiduciary (as defined in ERISA §3(21)) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation relating to any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to each Company’s and each Shareholder’s Knowledge, threatened. To the Knowledge of each Company and the Shareholders, there is no basis for any such action, suit, proceeding, hearing or investigation.

(j) No Company has, within the seven (7) years ending on the Closing Date, contributed to, or been required to contribute to, any Multiemployer Plan or has any Liability, including withdrawal liability, under any Multiemployer Plan as defined in §4001(a)(3) of ERISA.
(k) No Company is required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents, other than in accordance with Code §4980B.
(l) The consummation of this Agreement and the performance of each of the respective obligations of each Company and Buyer under this Agreement do not cause or trigger the obligation to make any severance payment or other payments to any officer, director or employee of any of the Companies.
Section 3.15 Environmental Matters.
(a) Schedule 3.15 lists all Environmental Permits presently held by each Company. Each of the Companies holds all Environmental Permits reasonably necessary or proper for the lawful conduct and operation of its Business and the occupancy and use of the Real Property, and all such Environmental Permits are in full force and effect. Each Company has timely submitted renewal applications, application fees and annual filing fees for all such Environmental Permits and has paid all fees associated with the Environmental Permits. No Company nor any of the Shareholders have received any written notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Environmental Permits or threatening to revoke, cancel, rescind, materially modify or refuse to renew any Environmental Permit or providing written notice of violations or liabilities or alleged violations or liabilities, under any Environmental Laws or Environmental Permits. Each Company has been and is presently in substantial compliance with all applicable Environmental Laws and Environmental Permits and the terms, conditions, and requirements of the Environmental Permits and all Environmental Laws.
(b) Except as disclosed in Schedule 3.15:
(i) to the Knowledge of each of the Companies and each of the Shareholders, there has been no Release of any Regulated Substances from, on, at, in or under any Real Property by any Company nor from, on, at, in or under any real property, on, at, in or under any real property owned, leased, or formerly owned, leased or used by any Company or, to each Company’s and Shareholder’s Knowledge, by any other Person in violation of or which creates liability under any Environmental Laws, and no Regulated Substances have been generated, used, handled, disposed, treated or stored on, or transported to or from, any Real Property, other than in substantial compliance with all applicable Environmental Laws and Environmental Permits;

(ii) each Company has not disposed of any Regulated Substances in a manner which is not in compliance with all applicable Environmental Laws and Environmental Permits;
(iii) there are no pending or, to the Knowledge of each of the Companies and each of the Shareholders, threatened Environmental Claims or Environmental Liabilities against any of the Companies or any Real Property, and no Company has received any written notice of any such Environmental Claims or Environmental Liabilities;
(c) there are not currently nor to the Knowledge of the Companies and the Shareholders were there previously any: (a) USTs or associated contamination on any Real Property; (b) asbestos-containing materials in any form on the Real Property; (c) materials or equipment containing polychlorinated biphenyls; or (d) landfills or disposal areas on any Real Property. Any USTs and associated contamination previously existing on the Owned Real Property and the Leased Real Property were removed in accordance with Environmental Laws, and to the extent applicable each Company has obtained a closure certificate, or comparable approval from the respective Governmental Authority for such removal and cleanup.
(d) the Shareholders and each Company have made available to Buyer, prior to the Closing, with complete and accurate copies of all written information in their possession or control pertaining to each Company’s compliance with and Liability under all Environmental Laws and Environmental Permits, including compliance audits and environmental assessments, notices of violation and liability, orders, regulatory inspections, and sampling of the Environment at, on, in, under or around the Real Property.
(e) During each Shareholder’s and each Company’s ownership and operation of the Real Property, and except as disclosed on Schedule 3.15: (a) each Company has substantially complied with all Environmental Laws and Environmental Permits; (b) no Release has occurred by any Company or, to the Knowledge of the Companies and the Shareholders, by any other Person, of any Regulated Substances into the Environment at the Owned Real Property in violation of or which creates any Liability under any Environmental Laws; (c) no landfill, disposal area, dry wells, fills, injection wells, dumps, flooding, historical or archaeological areas, wetlands or other adverse environmental conditions exist or occurred on the Real Property; and (d) to the Knowledge of the Companies and the Shareholders no contaminants exist on or about the Real Property.

Section 3.16 Compliance or Liability Under Laws; Permits, etc. Schedule 3.16 lists all Permits presently held by each Company. Except as set forth on Schedule 3.16, no Company has been or is in violation in any material respect, nor has any Liability under, any Law, including any Environmental Laws. Each Company currently holds all Permits reasonably necessary or proper for the conduct of its Business and all such Permits are in full force and effect. No Company nor any Shareholder has received any written notice from any Governmental Authority or Person revoking, canceling, rescinding, materially modifying or refusing to renew any Permit, or providing written notice of violations or Liabilities under any Law, Environmental Laws, or Permits. Except as disclosed on Schedule 3.15 or Schedule 3.16, each Company has been and is in substantial compliance with the Permits, and the requirements of such Permits.
Section 3.17 Intellectual Property.
(a) Schedule 3.17(a) sets forth a true and complete list of all Intellectual Property owned by each Company (the “Owned Intellectual Property”), to the extent such Owned Intellectual Property constitutes a Company-owned patent, trademark, service mark, trade name, registered copyright or other registration of Intellectual Property, including each pending patent application or application for registration of Intellectual Property, as well as each material unregistered trademark, service mark, trade name, corporate name, Internet domain name, computer software (other than commercially available off-the-shelf software purchased or licensed for less than $1,000.00 per purchase or license) and each material unregistered copyright used by the Companies. Schedule 3.17(a) also sets forth a true and complete list of any written license, sublicense, agreement or permission to use Intellectual Property of another Person (the “Licensed Intellectual Property”). Except as otherwise described in Schedule 3.17(a), in each case where a registration of Owned Intellectual Property or application for registration of Owned Intellectual Property listed in Schedule 3.17(a) is held by any Company by assignment, the assignment has been duly recorded with the applicable Governmental Authority. To the Knowledge of each Company and the Shareholders, except as set forth on Schedule 3.17(a), the rights of each Company in or to such Intellectual Property do not conflict with or infringe on the rights of any other Person, and no Company nor any Shareholders have received any claim or written notice from any Person to such effect.
(b) Except as disclosed in Schedule 3.17(a);
(i) all the Owned Intellectual Property is owned by one or more of the Companies free and clear of any Encumbrance except Permitted Encumbrances;
(ii) each Company has the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is currently being used; and

(iii) no Actions are pending (nor, to the Knowledge of the Companies and the Shareholders, have been threatened) against any of the Companies (A) based upon, or challenging, or seeking to deny or restrict, the use by any Company of any of the Intellectual Property, or (B) alleging that any services provided or products sold by any Company are being provided or sold in violation of any patents, trademarks or intellectual property rights of any Person. To each Company’s and each Shareholder’s Knowledge, no Person is using any patents, copyrights, trademarks, service marks, trade names or trade secrets that infringe upon the Owned Intellectual Property or upon the rights of any Company therein. Except as disclosed in Schedule 3.17(a), no Company has granted any license or other right to any other Person with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or any of the rights of any Company in any of the Licensed Intellectual Property; provided, however, that assignments thereof required by applicable Law shall be required to be filed with applicable Governmental Authorities following the Closing.
(c) The Intellectual Property described in Schedule 3.17(a) constitutes all items of Intellectual Property used or held by each Company in the conduct of the Business that are material to the Companies or the Business, and there are no other items of Intellectual Property not described thereupon that are material to the Companies or the Business.
(d) As to each item of Intellectual Property that any third party owns and that any Company uses pursuant to licenses, sublicenses, agreements or permissions, the Companies have delivered to Buyer copies of all such licenses, sublicenses, agreements and permissions, and with respect to each such item of Intellectual Property:
(i) the licenses, sublicenses, agreements or permissions, covering the item is legal, valid, binding, enforceable and in full force and effect against the applicable Company and, to the Knowledge of the Companies and the Shareholders, against the other parties thereto;
(ii) the licenses, sublicenses, agreements or permissions will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
(iii) none of the Companies, nor to the Knowledge of the Shareholders and the Companies, any other party to the licenses, sublicenses, agreements, or permissions is in breach or default, and to the Knowledge of the Shareholders and the Companies no event has occurred which with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;
(iv) the licenses, sublicenses, agreements and permissions are not subject to any outstanding injunction, judgment, order, decree, ruling or charge of any Governmental Authority;
(v) no Action is pending or, to any Company’s or any Shareholder’s Knowledge, is threatened which challenges the legality, validity or enforceability of the licenses, sublicenses, agreements or permissions; and

(vi) except as disclosed in Schedule 3.17(a), no Company has granted any sublicenses or similar right with respect to such licenses, sublicenses, agreements or permissions.
(e) Except as disclosed on Schedule 3.17(e), no Company has interfered with, infringed upon, misappropriated or come into conflict with any Intellectual Property rights of third parties. To the Knowledge of each Company and the Shareholders no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any of the Companies.
Section 3.18 Products, Inventories and Operations.
(a) No Company maintains or is required by Law to maintain a registration of its manufacturing facilities with any Government Authority.
(b) All Inventory of the Companies, whether or not reflected in the Financial Statements or the Most Recent Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or the Most Recent Financial Statements or on the accounting records of the Companies as of the Closing Date, as the case may be. All Inventories not written off have been priced based on average costing. The quantities of each item of Inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Companies, and at Closing such quantities will be at or about the same levels as those measured in the most recent cycle count of Inventory and otherwise consistent with the quantities of such items of Inventory that have been maintained by the Companies in the Ordinary Course of Business during the six (6) month period immediately preceding the Closing Date. The finished goods Inventories, net of reserves for excess and obsolete Inventories, at the Closing are in good, usable and salable condition, free from any material defect, whether latent or patent, and currently of a quality, strength and durability which is in conformity with the highest prevailing industry standards and are fit for their intended purpose and use.
(c) Schedule 3.18(c) contains a true and correct list of the products currently in Inventory and currently being manufactured by each Company. The manufacture, use and sale by each Company of its Inventory are in accordance in all material respects with the provisions of applicable Law and to the Knowledge of each Company or the Shareholders do not interfere with the rights of any Person to know-how or to any property right the existence of which would materially adversely affect the value of the Inventories.
(d) Except as listed on Schedule 3.18(d), all Inventory for the Company is subject of a valid and enforceable legal commitment of a customer to purchase such Inventory.

Section 3.19 Product Liability. There are no Liabilities (and there is no basis for any present action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company giving rise to any Liabilities) arising out of any injury to any Person or property as a result of ownership, possession, or use of any product manufactured, sold, leased or delivered by any of the Companies.
Section 3.20 Product Warranty. Each Product manufactured, sold, leased or delivered by each Company has been in conformity in all material respects with all applicable contractual commitments and all express or implied warranties and no Company has any Liabilities (and there is no basis for any present or future Action giving rise to any Liabilities) for replacement or repair thereunder or other damages in connection therewith (except as reserved against in the Most Recent Financial Statements). Schedule 3.20 attached hereto contains the standard terms and conditions of sale or lease by each Company (containing applicable guaranty, warranty and indemnity provisions). No product manufactured, sold, leased or delivered by any of the Companies is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 3.20.
Section 3.21 Sufficiency of the Purchased Assets. The assets of the Companies constitute all of the assets, tangible and intangible, of any nature whatsoever, reasonably necessary to operate the Business in the manner in which it is currently conducted and as it is proposed to be conducted by the Companies taking into account leased and licensed property as disclosed in the Disclosure Schedule and property in the public domain.
Section 3.22 Notes and Accounts Receivable. Except as set forth on Schedule 3.22, all notes and accounts receivable of each Company are reflected properly on its books and records, are valid Receivables subject to no setoffs or counterclaims and are current and collectible in accordance with their terms, subject to only to the reserve for bad debts on the Most Recent Financial Statements as adjusted through the Closing in accordance with past customary practices of the Companies.
Section 3.23 Conduct of Business. Since the Most Recent Fiscal Year End, each Company has conducted its business only in the ordinary course, and, except as contemplated by this Agreement or disclosed in Schedule 3.23, there has not been any:
(a) event which has had a Material Adverse Effect or a Material Adverse Change;
(b) sale, assignment, transfer, mortgage, pledge or lease of any assets of any of the Companies except in the Ordinary Course of Business;
(c) issuance, sale or other disposition by any Company of any equity interest, equity interest options, bonds, notes or other securities of any Company;
(d) any payment of a cash dividend or distribution by any Company;

(e) increase in the rates of direct compensation payable or to become payable by any of the Companies to any officer, employee, agent or consultant, other than routine increases made in the Ordinary Course of Business, or any bonus, percentage compensation, service award or other like benefit, granted, made or agreed to for any such officer, employee, agent or consultant, or any welfare, pension, retirement or similar payment or arrangement made or agreed to which is greater than any such bonus, percentage compensation, service award or other like benefit or any welfare, pension, retirement or similar payment or arrangement existing or made pursuant to arrangements, agreements, or plans existing at December 31, 2008, except as required by existing agreements or Law;
(f) revaluation by any Company of any of its respective assets; or
(g) damage, destruction or loss affecting the properties or business of any of the Companies having a Material Adverse Effect or which has caused (or would be reasonably expected to cause) a Material Adverse Change.
Section 3.24 Customers and Suppliers.
(a) Schedule 3.24 lists the ten (10) largest customers of ADL Technology and ADL Engineering (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales of ADL Technology and ADL Engineering (on a consolidated basis) attributable to such customer. Schedule 3.24 also lists any additional current customers that each Company anticipates (to the Knowledge of the Companies and the Shareholders) shall be among the ten (10) largest customers of ADL Technology and ADL Engineering (on a consolidated basis) for the current fiscal year (it being agreed that neither the Companies nor the Shareholders shall be liable for any failure of such customers to meet such expectations).
(b) Since the date of the Most Recent Fiscal Year End, no supplier of any of the Companies has notified any Company or any Shareholder that it shall stop, or materially decrease the rate of, supplying materials, products or services to any of the Companies, and no customer listed on Schedule 3.24 has notified any Company or any Shareholder that it shall stop, or materially decrease the rate of, buying materials, products or services from any of the Companies.
Section 3.25 Investments. None of the Companies own any Capital Stock or other securities or any other direct or indirect interest or investment in any firm, corporation or other Person (including any joint venture or partnership).
Section 3.26 Guaranties. No Company is a guarantor or otherwise is liable for any Liability (including Indebtedness) of any other Person.
Section 3.27 Powers of Attorney. To the Knowledge of the Companies and the Shareholders, there are no outstanding powers of attorney executed on behalf of any of the Companies.

Section 3.28 Affiliate Transactions. Except as disclosed on Schedule 3.28, the Shareholders have not, since January 1, 2005, had, directly or indirectly (a) any interest in any Person which purchases from or sells or furnishes to any Company any goods or services (other than his beneficial ownership of less than 1% of the publicly traded securities of such Person); (b) a beneficial interest in any contract, commitment or agreement to which any Company is a party or by which it is bound or affected; or (c) any interest or claim against any Company (other than routine interests and claims resulting from service as employees and/or from being shareholders of the Companies in the Ordinary Course of Business).
Section 3.29 Brokers. All negotiations relative to this Agreement have been carried on by the Shareholders and their representatives without the intervention of any other Person engaged by them who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby.
Section 3.30 Investment Purpose. ADL Technology, ADL Engineering and the Shareholders acknowledge that they have had the opportunity to ask questions of and receive information from LSI and Buyer regarding their receipt of the LSI Common Shares. ADL Technology, ADL Engineering and the Shareholders are accepting the LSI Common Shares for investment only and not with a view to resale or otherwise dispose of all or any part of the LSI Common Shares unless and until the Shareholders determine at such future date that changed circumstances, not now anticipated, make such disposition advisable, and then, only in compliance with the Securities Act and all other applicable securities Laws. ADL Technology, ADL Engineering and the Shareholders acknowledge that the LSI Common Shares are not registered under the securities Laws of the United States or any state thereof and are being transferred to the Companies (which will be promptly upon dissolution transferring the same to the Shareholders) in reliance upon one or more exemptions from the registration requirements made available under such Laws, and that the statutory basis for such exemptions may not be present if any of ADL Technology, ADL Engineering or any Shareholder has a present intent to acquire the LSI Common Shares with a view to the distribution thereof in violation of the Securities Act or other applicable securities Laws. Neither Buyer nor its advisors, agents or representatives has made any representations or warranties regarding the future stock price of the LSI Common Shares or the future financial performance of Buyer or LSI.
Section 3.31 Disclosure. No statement of fact by ADL Technology, ADL Engineering or the Shareholders contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein contained, in the light of the circumstances under which they were made, not misleading as of the date of which it speaks. The Companies and the Shareholders have provided to Buyer true and complete copies of all documents specifically referenced in the Disclosure Schedule.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LSI AND BUYER.
LSI and Buyer, jointly and severally, represent and warrant to the Sellers and Shareholders as follows:
Section 4.1 Corporate Existence. Each of LSI and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. One hundred percent (100%) of the issued and outstanding shares of Capital Stock of Buyer is owned beneficially and of record by LSI. Neither LSI nor Buyer is a party to any contract, agreement or other commitment, arrangement or understanding to transfer any of the issued and outstanding shares of Capital Stock of Buyer to any Person that is not presently (and will not be after any such transfer) an Affiliate of LSI.

Section 4.2 Corporate Power and Authorization. Each of LSI and Buyer has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by LSI and Buyer have been duly authorized by all necessary corporate action of each of them. This Agreement has been, and the other agreements, documents and instruments required to be delivered by LSI and Buyer in accordance with the provisions hereof will be at the Closing, duly executed and delivered by LSI and Buyer, and this Agreement constitutes and when executed and delivered at the Closing such other agreements, documents and instruments will constitute, the legal, valid and binding obligations of LSI or Buyer, as the case may be, enforceable against each of them in accordance with their respective terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally.
Section 4.3 Validity of Contemplated Transactions, etc. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby violates, conflicts with or results in the breach of any term, condition or provision of, or requires the consent of any other Person or accelerates the performance required by, or results in the creation of any Encumbrance upon any of the properties or assets of LSI or Buyer, under (i) any Law to which LSI or Buyer is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Authority which is applicable to LSI or Buyer, (iii) the Organizational Documents of, or any securities issued by LSI or Buyer, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which LSI or Buyer is a party or by which LSI or Buyer is otherwise bound. Except for notifications that may be required by Listing Rules or other requirements of The Nasdaq Stock Market (“Nasdaq”), no authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the issuance of the LSI Common Stock by LSI to be delivered by Buyer or for the execution, delivery and performance of this Agreement by LSI or Buyer; provided, however, that Sellers acknowledge that LSI may have certain filing or reporting obligations with the Commission, including, but not limited to the requirements of Form 8-K, and Sellers acknowledge that they may be subject to the reporting requirements of Sections 13 and 16 of the Exchange Act. Each share of LSI Common Stock to be delivered by Buyer at the Closing pursuant to this Agreement has been duly authorized by LSI and, upon consummation of the Closing, will be validly issued, fully paid and non-assessable, and held by the record holder thereof free of any adverse claims (within the meaning of Article 8 of the Uniform Commercial Code) other than those created under this Agreement and the Escrow Agreement.

Section 4.4 SEC Reports. LSI has filed with the Commission all materials and documents required to be filed prior to December 31, 2008 by LSI under the Securities Act and under the Exchange Act. All the materials and documents filed by LSI since January 1, 2008 are hereinafter referred to as the “LSI SEC Reports”. The LSI SEC Reports, copies of which have been delivered to the Sellers, are true and correct in all materials respects, including the financial statements and other financial information contained therein, and do not omit to state any material fact necessary to make the statements in such LSI SEC Reports, in light of the circumstances in which they were made, not misleading. The financial statements included in the LSI SEC Reports fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flow of LSI and its subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. Sellers acknowledge that they have received from Buyer the Delinquency Compliance Plan letter dated July 17, 2009 that LSI submitted to Nasdaq (the “Nasdaq Letter”) and that such Nasdaq Letter responds to a letter from Nasdaq dated May 19, 2009 notifying LSI of LSI’s noncompliance with certain Nasdaq Listing Rules. Sellers further acknowledge that each of the representations, warranties and other statements of LSI and Buyer set forth in this Section 4.4, are qualified by the disclosures, terms and conditions expressly set forth in the Nasdaq Letter.
Section 4.5 Brokers. All negotiations relative to this Agreement have been carried on by it directly without the intervention of any Person engaged by it who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, except J. Jeffrey Brausch & Company, which such fee shall be paid by LSI or Buyer.
Section 4.6 Continuity of the Business Enterprise. The Buyer intends to continue at least one significant historic business line of each of ADL Technology and ADL Engineering, or to use at least a significant portion of each such Company’s historic business assets in the Business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).
ARTICLE V
COVENANTS.
Section 5.1 Conduct of Business Prior to the Closing. Between the date hereof and the Closing Date, the Sellers shall conduct the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, without Buyer’s prior consent, the Sellers shall:
(a) except as required by Law or GAAP, not change any of the Companies’ or the Business’ accounting or financial reporting methods, principles or practices;
(b) not change or amend the articles of incorporation, bylaws or other Organizational Document of any Company;
(c) continue their advertising and promotional activities, and pricing and purchasing policies in accordance with the past practice of the Business;
(d) not shorten or lengthen the customary payment cycles for any of its payables or Receivables;
(e) use commercially reasonable efforts, without making any commitments on behalf of Buyer, to (A) preserve intact the organization of the Business, (B) keep available to Buyer the services of the management and employees of the Companies, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Business, and (D) preserve the each Company’s current relationships with its customers, suppliers and other Persons with which it has significant business relationships;

(f) not engage in any practice, take any action, fail to take any action or enter into any transaction which would cause any representation or warranty of the Shareholders or the Companies in this Agreement to be untrue or result in a material breach of any covenant made by the Shareholders or the Companies in this Agreement;
(g) not transfer to any Shareholder by way of dividend, distribution or otherwise any amounts;
(h) maintain in full force and effect all insurance policies set forth on Schedule 3.10 or an equivalent replacement policy;
(i) refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a breach of any Material Contract or which will have a Material Adverse Effect;
(j) furnish to Buyer within 15 days after the end of a fiscal month unaudited financial statements for the Companies for such period in the same form as delivered to Buyer with respect to the Business for the prior months of 2009;
(k) not merge or consolidate with any Person or engage in any other transaction involving the Companies, the Business or any material asset of any Company without the prior written consent of Buyer;
(l) promptly notify Buyer of any event which will have a Material Adverse Effect;
(m) not enter into, or become obligated under, any lease, contract, agreement or commitment except for any lease, contract, agreement or commitment involving a payment by the Companies of less than $10,000 which is entered into in the Ordinary Course of Business; and
(n) not change, amend or terminate or otherwise modify any lease, contract, agreement or commitment, unless such change, amendment or termination is entered into in the Ordinary Course of Business and would not have a Material Adverse Effect.
Section 5.2 Due Diligence. The Shareholders and the Companies and such parties’ officers, directors, employees, agents, representatives, accountants and counsel will permit representatives of Buyer to have reasonable access at reasonable times upon reasonable notice to all premises, properties, personnel, books, records including Tax records, contracts, and documents of or pertaining to the Purchased Assets, Real Property, and the Business. The Shareholders and the Companies will also furnish Buyer and its representatives with copies of all such information and data concerning the affairs of the Companies and the Business that Buyer reasonably may request for the purpose of verifying the representations and warranties made herein and further investigating the Business, Real Property, and the Purchased Assets. In furtherance thereof, the Shareholders and the

Companies will permit Buyer, in a manner approved by the Shareholders, to make contact with all members of management of the Companies, with their customers and with such other Persons with which the Companies have been conducting business. The performance of this due diligence on the part of Buyer or the acquisition of information by Buyer shall not relieve the Shareholders and the Companies from any representation, warranty or covenant made by any of them in this Agreement. The Shareholders and the Companies will provide Buyer with appropriate access to the facilities of the Companies until Closing. All information obtained by Buyer pursuant to this Agreement shall be kept confidential in accordance with the terms of the Letter of Intent by and among LSI, the Companies and the Shareholders dated June 6, 2009.
Section 5.3 Regulatory and Other Authorizations; Notices and Consents.
(a) Each of the parties to this Agreement shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement as promptly as practicable and to effect the transactions contemplated by this Agreement expeditiously in accordance with the terms and provisions hereof and to effect the transition and integration of the business and operations of the Business with the business and operations of Buyer and its Affiliates. Each of the parties shall furnish to each other party in a timely manner all information, data and documents in the possession of such party requested by such party as may be required to obtain any necessary regulatory or other approvals of this Agreement or the transactions contemplated by this Agreement and shall otherwise use its commercially reasonable efforts to cooperate fully with Buyer to carry out the purpose and intent of this Agreement and the transactions contemplated hereby.
(b) Each party hereto shall use its commercially reasonable efforts to obtain any authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its or their execution and delivery of, and the performance of its or their respective obligations pursuant to this Agreement and will use commercially reasonably efforts to cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Shareholders and each Company shall give promptly such notices to third parties and use their commercially reasonable efforts to obtain such third party consents and estoppel certificates as may be required by each of them or Buyer in connection with the transactions contemplated by this Agreement. Buyer shall cooperate and assist the Sellers in giving such notices and obtaining such consents and estoppel certificates.
Section 5.4 No Solicitation or Negotiation; Break-Up Fee. The Shareholders ADL Technology and ADL Engineering each agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with the terms hereof, neither ADL Technology, ADL Engineering, nor any of the Shareholders, nor any of their respective Affiliates, officers, directors, representatives or agents will:
(a) solicit, initiate or intentionally encourage any other proposals or offers (each of those identified in subsections (i), (ii) and (iii) below, hereinafter referred to as an “Acquisition Transaction”) from any Person,

(i) relating to any acquisition or purchase of all or any portion of the Capital Stock of any Company or the assets used in the Business (other than Inventory to be sold in the Ordinary Course of Business),
(ii) to enter into any business combination with any Company, or
(iii) to enter into any other extraordinary business transaction involving or otherwise relating to any Company; or
(b) participate in any discussions, conversations, negotiations and other communications regarding, or unless otherwise required by Law, furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each Shareholder and Company shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons heretofore conducted with respect to any of the foregoing. The Sellers shall notify Buyer promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the terms and conditions of such proposal, offer, inquiry or other contact.
(c) If, after the execution of this Agreement and prior to the termination hereof in accordance with the terms of Section 12.1(a), any Shareholder or any Company enters into a binding agreement to engage in an Acquisition Transaction with a third party, or any Shareholder or any Company actually completes an Acquisition Transaction with a third party, Buyer shall be entitled to terminate this Agreement in its entirety forthwith upon written notice to the Sellers and without any further rights or obligations on the part of any party except as specifically provided for herein, and ADL Technology, ADL Engineering and the Shareholders shall jointly and severally be liable to Buyer for an amount equal to (a) Buyer’s documented costs and expenses actually incurred in connection with this contemplated transaction, plus (b) Two Million Dollars ($2,000,000), payable by wire transfer of immediately available funds to the bank account or accounts specified by Buyer. The parties agree that payment of the foregoing sum constitutes a fair and equitable measure of liquidated damages which would be sustained by Buyer by reason or arising out of such party’s violation of the provisions of this Agreement and shall in no event or respect be deemed a penalty.
Section 5.5 Employee Benefit Plans; Employees.
(a) Without the prior written consent of Buyer, the Companies shall not make any announcements to any employees of the Companies or the Business regarding employment, salary, wages, benefits or compensation to be provided by Buyer following the Closing Date.
(b) As of the Closing, each employee of the Company or the Business who is a participant in an Employee Benefit Plan that is intended to be qualified under Sections 401(a) and 401(k) of the Code (each a “Seller 401(k) Plan”) shall become fully vested in his or her account balance under such Seller 401(k) Plan. The Seller 401(k) Plan shall be terminated effective as of the Closing.

Section 5.6 Tax Matters. Except as required by applicable Tax Laws, the Companies shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Purchased Assets, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Purchased Assets, or take any other similar action relating to the filing of any Tax return, or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Buyer for any period ending after the Closing Date or decreasing any Tax attribute of Buyer existing on the Closing Date.
Section 5.7 Insurance. After Closing, the Companies will provide Buyer with full and unrestricted access to all of the insurance policies of the Companies with respect to any claims or occurrences arising with respect to the period prior to Closing, known or unknown, covered thereby as of the Closing. For the avoidance of doubt, each Company may satisfy its obligations hereunder to provide such full and unrestricted access to such policies by assigning such policies to Buyer, and each Company agrees that prior to any liquidation, dissolution or other winding-up of such Company, and each other Affiliate of it to which any such policy may have been assigned, such Company shall assign such policy to Buyer.
Section 5.8 Change of Name After the Closing. On or immediately after the Closing Date, the Shareholders shall cause the respective Organizational Documents of ADL Technology and ADL Engineering to be amended so as to change the name of ADL Technology to KCD Technology Inc. and the name of ADL Engineering to KCD Engineering Inc. and will thereafter take such action as may be reasonably requested by LSI to make the names “ADL Technology” and “ADL Engineering” available to Buyer and its Affiliates.
Section 5.9 Dissolution of the Companies. From and after the Closing, neither ADL Technology or ADL Engineering will engage in any business except that which is necessary and appropriate to effect its liquidation and winding down, and each of ADL Technology and ADL Engineering will liquidate and dissolve as a corporation, and will distribute the LSI Common Shares received pursuant to the terms of this Agreement to its shareholders in complete cancellation and redemption of their Capital Stock in the respective Companies in accordance with the liquidation and distribution requirements of Section 368(a)(2)(G) of the Code.
Section 5.10 Further Action. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other instruments or papers as may be required to carry out the provisions of this Agreement and to consummate and render effective the transactions contemplated by this Agreement.

Section 5.11 Press Releases. No party shall make any public statement or issue any press release concerning the transaction referenced herein without the prior approval of all other parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will advise the other parties prior to making the disclosure and afford the other parties reasonable time to approve and comment upon the disclosure).
Section 5.12 Additional Covenants of LSI. After the Closing, following resolution of the matters referred to in the Nasdaq Letter, LSI covenants and agrees to (a) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, (b) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required by LSI under the Securities Act and the Exchange Act, and (c) at any time after the date that is six (6) months following the Closing Date, to furnish to any Shareholder upon request a written statement of LSI as to its compliance with reporting requirements of said Rule 144 and the Securities Act and the Exchange Act, a copy of the most recent annual and quarterly report of LSI, and such other reports and documents of LSI as such Shareholder may reasonably request to attempt to avail himself of Rule 144 or any similar rule or regulation of the Commission allowing such Shareholder to sell any LSI Common Shares without registration.
ARTICLE VI
STOCK CONSIDERATION.
Section 6.1 LSI Common Shares to be Issued. The LSI Common Shares to be issued in connection with this Agreement will not be registered under the Securities Act at the time of issuance and will be issued pursuant to an exemption from registration. As a result, such LSI Common Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Except as expressly set forth in the Registration Rights Agreement, LSI, Buyer (and their Affiliates) hereby assume no obligation to register the LSI Common Shares. In certain circumstances after the expiration of the restricted period described herein, sales of the LSI Common Shares may be made in reliance upon Commission Rules 145 and 144 pursuant to the terms and conditions of those rules.
Section 6.2 Restrictive Legend. The certificates for the LSI Common Shares issued pursuant to this Agreement will each bear a legend substantially as follows:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAWS OR (B) AN OPINION OF COUNSEL ACCEPTABLE TO THE HOLDER OF RECORD HEREOF THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 6.3 Information. The Shareholders ADL Technology and ADL Engineering acknowledge receipt of the LSI SEC Reports and the Nasdaq Letter. Each of the Shareholders and the Companies acknowledge the willingness of LSI and Buyer to provide appropriate officers to answer any questions that any Shareholder ADL Technology or ADL Engineering may have with respect to the contents of such documents.
ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING.
Section 7.1 Conditions Precedent to LSI’s and Buyer’s Obligations. All obligations of LSI and Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:
(a) Representations and Warranties True as of the Closing Date. The representations and warranties of the Shareholders, ADL Technology and ADL Engineering contained in this Agreement or in any schedule, certificate or document delivered by any of the Shareholders or the Companies to Buyer and/or LSI pursuant to the provisions of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on the Closing Date with the same effect as though such representations and warranties were made as of such date.
(b) Compliance with this Agreement. Each Shareholder and each Company shall have performed and complied with all covenants, agreements and conditions required by this Agreement and the Real Estate Purchase Agreement to be performed or complied with by it prior to or at the Closing.
(c) No Pending Litigation. On the Closing Date, no suit, action, investigation or other proceeding, or injunction or final judgment relating thereto, shall be pending or threatened by any Governmental Authority or by any other Person before any court or Governmental Authority in which it is sought to restrain, prohibit or challenge the consummation of the transactions contemplated hereby or the operation of the Business.
(d) No Material Change. Since the date of this Agreement, there shall not have been any event which is reasonably likely to result in a Material Adverse Effect.
(e) Satisfactory Completion of Due Diligence. LSI and Buyer shall, in their sole discretion, be satisfied with the results of their due diligence investigation of the Business, and the Purchased Assets, and the Real Property to be transferred under the Real Estate Purchase Agreement, including their environmental assessment of such Real Property.
(f) Termination of Agreement. Neither LSI, Buyer, the Shareholders, ADL Technology nor ADL Engineering shall have terminated this Agreement pursuant to Section 12.1.

(g) Items to be Delivered at Closing by the Companies and Shareholders. At the Closing and subject to the terms and conditions herein contained, the Shareholders, ADL Technology and ADL Engineering shall deliver to LSI and Buyer the following:
(i) possession of the Purchased Assets;
(ii) a bill of sale (or assignments as appropriate) in a form approved by Buyer’s counsel conveying free, clear and unencumbered title to the Purchased Assets from ADL Technology and ADL Engineering to Buyer;
(iii) such documents of assignment and transfer (including assignments of certificates of title to the Motor Vehicles and an assignment and assumption of Assumed Contracts), together with such consents and approvals as may be reasonably required to vest in Buyer all right, title and interest of each of ADL Technology’s and ADL Engineering’s in and to the Assumed Contracts and each Company’s Receivables;
(iv) certified copies of minutes or unanimous written consents of the shareholders/members of each of the Companies and the Board of Directors of each of the Companies, respectively, approving the execution, delivery and performance of this Agreement, the Real Estate Purchase Agreement and the consummation of the transactions contemplated under this Agreement;
(v) certificates from the Secretary of State of the State of Ohio dated as of a recent date to the effect that each Company is in good standing in the State of Ohio;
(vi) certificates from the Companies and the Shareholders dated the Closing Date, certifying in such detail as Buyer may reasonably request, that the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof have been fulfilled or satisfied;
(vii) all records and files of each Company relating to the Purchased Assets and the Business, including all ledger records, account records, inventory records, accounting records and related records, copies of other records or documents concerning its customers, suppliers, employees, financial matters and other matters relating to the Purchased Assets and the Business;
(viii) such other documents to be delivered by either the Shareholders or the Companies hereunder or as Buyer or its counsel may reasonably request to carry out the purpose of this Agreement.
(h) Third Party Consents. The consents, approvals, permissions, agreements, acknowledgments or notices listed on Schedule 7.1(h) shall have been obtained or made, and Buyer shall have received reasonably acceptable written evidence thereof.
(i) Release of Encumbrances. All Encumbrances (other than Permitted Encumbrances) as to which any of the Purchased Assets are subject shall have been released and the Companies shall have delivered to Buyer such duly and validly executed agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, as may be reasonably requested by Buyer to evidence the release of such Encumbrances.

(j) Management. LSI and Buyer shall have entered into the Employment Agreements with each of the Shareholders.
(k) Real Estate Purchase Agreement. Buyer shall have closed the transactions contemplated by the Real Estate Purchase Agreement.
(l) Escrow Agreement. LSI, Buyer, the Shareholders and the Escrow Agent shall have entered into the Escrow Agreement.
Buyer and LSI shall have the right to waive any of the foregoing conditions precedent.
Section 7.2 Conditions Precedent to the Obligations of the Shareholders and the Companies. All obligations of the Shareholders, ADL Technology and ADL Engineering under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:
(a) Representations and Warranties True as of the Closing Date. The representations and warranties of LSI and Buyer contained in this Agreement or in any list, certificate or document delivered by LSI or Buyer to the Shareholders and/or the Companies pursuant to the provisions hereof shall be true and correct on the Closing Date with the same effect as though such representations and warranties were made as of such date.
(b) Compliance with this Agreement. LSI and Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.
(c) No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending or threatened before any court or Governmental Authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby.
(d) Termination of Agreement. Neither LSI, Buyer, the Shareholders ADL Technology nor ADL Engineering shall have terminated this Agreement pursuant to Section 12.1.
(e) Items to be Delivered at Closing by Buyer. LSI and Buyer shall deliver the following to the Shareholders, ADL Technology and ADL Engineering:
(i) the ADL Engineering Closing Cash Payment;
(ii) duly executed certificates evidencing the Closing Shares;
(iii) certified copies of minutes or unanimous written consents of the sole shareholder of Buyer and of the Boards of Directors of each of LSI and Buyer, respectively, approving the execution, delivery and performance of this Agreement, the Real Estate Purchase Agreement, the Escrow Agreement, the Employment Agreements and the Registration Rights Agreement and the consummation of the transactions contemplated hereunder and thereunder;

(iv) certificates from the Secretary of State of the State of Ohio dated as of a recent date to the effect that each of LSI and Buyer is in good standing in the State of Ohio;
(v) certificates from LSI and Buyer dated the Closing Date, certifying in such detail as the Sellers may reasonably request, that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) hereof have been fulfilled or satisfied; and
(vi) such other documents to be delivered by LSI and Buyer hereunder or as the Shareholders, ADL Technology or ADL Engineering or their counsel may reasonably request to carry out the purposes of this Agreement.
(f) Employment Agreements. LSI and Buyer shall have entered into the Employment Agreements with each of the Shareholders.
(g) Registration Rights Agreement. LSI shall have executed the Registration Rights Agreement in favor of the Shareholders.
(h) Escrow Agreement. Buyer, the Shareholders and the Escrow Agent shall have entered into the Escrow Agreement, and Buyer shall have delivered to the Escrow Agent the Escrow Shares.
The Shareholders, ADL Technology and ADL Engineering shall have the right to waive any of the foregoing conditions precedent.
Section 7.3 Consummation of Agreement. The Shareholders, ADL Technology, ADL Engineering, LSI and Buyer shall each use their respective commercially reasonable efforts to perform and fulfill all obligations on each of their parts to be performed and fulfilled under this Agreement, and to cause all of the conditions precedent to the consummation of the transactions contemplated by this Agreement to be met.
Section 7.4 Further Assurances. After the Closing, each of the parties hereto will cooperate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as reasonably necessary to carry out, evidence and confirm the intended purposes of this Agreement. Sellers shall cooperate in all reasonable respects with Buyer and LSI, at Buyer’s sole cost and expense, in promptly determining whether any filings required by Items 2.01 and/or 9.01 of the Commission’s Form 8-K are required of LSI in connection with the transactions contemplated hereby. Sellers shall cooperate and shall cause their respective representatives to cooperate with LSI in making any such filings required by Items 2.01 and/or 9.01 of the Commission’s Form 8-K.

ARTICLE VIII
SHAREHOLDER RESTRICTIVE COVENANTS.
Section 8.1 Unfair Competition. Each Shareholder warrants and agrees that beginning on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date (together, the “Non-Competition Period”), that such Shareholder shall not:
(a) directly or indirectly, for himself or on behalf of or in conjunction with any other Person, without the prior written consent of Buyer:
(i) acquire or have any interest in, whether as a proprietor, partner, co-venturer, financier or investor, any person, firm, partnership, corporation, association, limited liability company or other entity that directly or through an Affiliate, either (1) directly or indirectly offers, solicits, provides or engages in the business of designing, engineering, manufacturing and marketing a broad array of lighting and graphics products for commercial/industrial lighting applications and corporation visual image programs or the business of producing electronic assemblies and subassemblies per customer specifications (“Conflicting Business”), or (2) to the Shareholder’s Knowledge, intends to offer, solicit, provide or engage in a Conflicting Business; or
(ii) be employed by or accept new employment to serve as director, officer, servant, agent, representative or otherwise to any Person that directly or through an Affiliate, either (1) offers, solicits, provides or engages in a Conflicting Business or (2) to the Shareholder’s Knowledge, intends to offer, solicit, provide or engage in a Conflicting Business. Each Shareholder agrees that the Business is conducted worldwide, and that this Section 8.1 applies to the Shareholders’ activities throughout the United States and any other country in which ADL Technology’s, ADL Engineering’s products have been sold, leased or distributed in the twelve (12) months preceding the Closing Date.
(iii) without the prior written consent of LSI or Buyer, directly, indirectly, or in concert with any other Person, whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, servant, agent, representative or otherwise (A) request, induce or attempt to induce any customer or supplier of Buyer or any of its Affiliates (including LSI) to terminate its relationship with Buyer or any of its Affiliates (including LSI); (B) solicit, contact, participate in or offer to participate in any Conflicting Business for any customer of Buyer or any of its Affiliates; or (C) interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between Buyer or its Affiliates (including LSI) and any customer, supplier or employee of Buyer or its Affiliates (including LSI);
(iv) without the prior written consent of LSI or Buyer, directly, indirectly, or in concert with any other Person, whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, servant, agent, representative or otherwise offer employment to or solicit (directly or indirectly, individually or in connection with any new employer or other business partner) any individual who is an employee of Buyer or its Affiliates (including LSI) regardless of who initiates the contact or how the Person comes to the Shareholder’s attention.

(b) It is agreed by the parties that the foregoing covenants in this Section 8.1 impose a reasonable restraint on the Shareholders in light of the activities and business of Buyer and its Affiliates (including LSI) on the date of the execution of this Agreement and the current plans of LSI and Buyer. The Shareholders acknowledge that, in light of the significant benefit received by the Shareholders as a result of the parties entering into this Agreement, the covenants in this Section 8.1 shall not prevent the Shareholders from earning a livelihood upon the termination of employment hereunder, but merely prevents unfair competition with Buyer and its Affiliates (including LSI) for a limited period of time.
(c) The covenants in this Section 8.1 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed. For avoidance of doubt, notwithstanding any other term or provision of this Agreement (including those contained in Article X) to the contrary, the Liability of each Shareholder for any breach of his covenants and other obligations contained in this Article VIII shall be only personal and individual, not joint and several.
(d) All of the covenants in this Section 8.1 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Shareholders against Buyer or its Affiliates (including LSI), whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement by LSI and Buyer of such covenants against any Shareholder.
Section 8.2 Confidential Information.
(a) Each Shareholder acknowledges that, by reason of the Shareholder’s association with the Business, the Shareholders had access to confidential information which shall be owned by Buyer upon consummation of the transactions contemplated by this Agreement, including information and knowledge pertaining to products, services, benefits, policies, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, advertising, marketing, distribution and sales methods, sales and profit figures, customer and client lists and relationships between Buyer and regulators, sales representatives, distributors, customers, clients, business partners, suppliers and others who have business dealings with them (collectively, “Confidential Information”). Each Shareholder acknowledges that any information and materials received by Buyer from third parties in confidence (or subject to nondisclosure or similar covenants) shall be deemed to be and shall be Confidential Information within the meaning of this Section 8.2. Each

Shareholder further acknowledges that upon Closing such Confidential Information shall be a valuable and unique asset of Buyer and covenants that, both during and after the Non-Competition Period, such Shareholder will not disclose any Confidential Information to any third party without the prior written authorization of the Chief Executive Officer of Buyer. The obligation of confidentiality imposed by this Section 8.2 shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of the Shareholders in breach of this Agreement. If any person or authority makes a demand on a Shareholder purporting to legally compel him to divulge any Confidential Information, such Shareholder promptly shall give notice of the demand to Buyer so that Buyer may first assess whether to challenge the demand prior to the Shareholder divulging such Confidential Information. Unless otherwise required by Law, the Shareholder shall not divulge such Confidential Information until Buyer either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any; and thereafter shall divulge only such Confidential Information which is legally required.
(b) All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by the Shareholders by or on behalf of the Companies, their predecessors and their Affiliates or business partners, clients or customers that pertain to the Business, shall be and remain the property of the Companies until transferred to Buyer at the Closing and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of the Companies and their Affiliates (including the Business) that was collected by the Shareholders shall be delivered promptly to the Buyer without request by them on or before the Closing Date.
Section 8.3 Remedy for Breach. Each Shareholder agrees that in the event of any breach or threatened breach by such Shareholder of any covenant, obligation or other provision contained in this Article VIII, Buyer shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, (b) an injunction restraining such breach or threatened breach, and (c) any other relief which a court deems just and equitable, all of which remedies shall be available without requiring Buyer to post a bond or any other similar requirement, which are hereby waived by the Shareholders. Each Shareholder further acknowledges that the restrictions contained in this Article VIII are intended to be, and shall be, for the benefit of and shall be enforceable by, Buyer’s successors and assigns.
Section 8.4 Non-Exclusivity. The rights and remedies of Buyer provided in this Article VIII are not exclusive of or limited by any other rights or remedies which Buyer may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Buyer hereunder, and the obligations and Liabilities of the Shareholders under this Article VIII are in addition to their respective rights, remedies, obligations and Liabilities under the Law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit, and is not limited by, the terms of the Employment Agreements or any other agreement between the Shareholders and the Companies, LSI, Buyer or any Affiliate of Buyer.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
Section 9.1 Survival of Representations and Warranties. All representations and warranties of the Shareholders, ADL Technology and ADL Engineering set forth in Article III of this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date (the “Indemnity Period”), except for those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.7, Section 3.8 (other than those contained in the last sentence of Section 3.8(c), which survive only for the Indemnity Period), Section 3.14, and Section 3.15, each of which shall survive the Closing indefinitely, except that any claims for Losses attributable to the representations and warranties set forth in Section 3.7, Section 3.14 and Section 3.15 shall survive only until the expiration of the applicable statute of limitations. The making of a claim for indemnification for specified Losses under this Agreement shall toll the running of the Indemnity Period, but solely with respect to such specified Losses. Subject to the foregoing, the representations and warranties of each of the Shareholders and each Company shall survive the Closing and any investigation conducted by or on behalf of Buyer, even if an Indemnified Buyer Party had Knowledge of any misrepresentation or breach of warranty at the time of Closing. Nothing in this Section 9.1 shall be construed to limit the ability of Buyer to assert a claim against any Company or any Shareholder for fraud committed in connection herewith or the period of time in which Buyer may bring such a claim.
ARTICLE X
INDEMNIFICATION.
Section 10.1 General Indemnification Obligation of the Shareholders and the Companies. Each Shareholder, ADL Technology and ADL Engineering, jointly and severally, will reimburse, indemnify, defend, and hold harmless Buyer, LSI and each of their respective Affiliates, officers, directors, employees, agents, and successors and assigns (each an “Indemnified Buyer Party”) against and in respect of any and all damages, losses, deficiencies, Liabilities, costs and expenses (including reasonable legal fees and expenses) (all of the foregoing, “Losses”) incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of any of the following:
(a) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Companies or any Shareholder under this Agreement or the Real Estate Purchase Agreement or the other documents or instruments furnished by the Companies or the Shareholders to LSI or Buyer pursuant to this Agreement or the Real Estate Purchase Agreement,
(b) any misrepresentation in or omission from any certificate, schedule, document or instrument furnished to LSI or Buyer pursuant to this Agreement or the Real Estate Purchase Agreement;
(c) any Pre-Closing Environmental Liabilities;
(d) any Taxes arising out of or in connection with the Purchased Assets or operations of the Business, in each case with respect to any taxable period or portion thereof ending on or before the Closing Date to the extent liability arises out of or relates to the failure to accurately report income;

(e) the Retained Liabilities;
(f) any of the matters set forth on Schedule 3.9 or on Schedule 3.17(e) as described thereon;
(g) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable legal fees and expenses) incident to the foregoing or to the enforcement of this Section 10.1;
provided however, that the Companies and Shareholders shall not have any obligation to indemnify any Indemnified Buyer Party for Losses arising out this Agreement in an amount in excess of Four Million Seven Hundred Seventeen Thousand Two Hundred Sixty Five Dollars ($4,717,265.00) (the “Indemnification Cap”), except to the extent such Losses arise out of or relates to (i) fraud or any intentional breach of the representations or warranties under this Agreement, (ii) any breach of any of the representations or warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.8 (other than the last sentence of Section 3.8(c)), 3.14 and 3.15, (iii) any claim for indemnification brought pursuant to Section 10.1(f) (or Section 10.1(g) to the extent relating to or arising out of a claim for indemnification brought pursuant to Section 10.1(f)), or (iv) any Pre-Closing Environmental Liabilities.
Section 10.2 General Indemnification Obligation of LSI and Buyer. LSI and Buyer, jointly and severally, will reimburse, indemnify, defend, and hold harmless the Shareholders, ADL Technology and ADL Engineering, their officers, directors, employees, agents and successors or assigns (each an “Indemnified Seller Party”) against and in respect of any and all Losses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of any of the following:
(a) any misrepresentation, breach of warranty or, non-fulfillment of any agreement or covenant on the part of LSI or Buyer under this Agreement or the Real Estate Purchase Agreement or the other documents or instruments furnished by LSI or Buyer to the Shareholders or the Companies pursuant to this Agreement or the Real Estate Purchase Agreement;
(b) any misrepresentation in or omission from any certificate, schedule, document or instrument furnished by LSI or Buyer to the Shareholders or the Companies pursuant to this Agreement or the Real Estate Purchase Agreement; and
(c) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2;

provided however, that LSI and Buyer shall not have any obligation to indemnify any Indemnified Seller Parties under this Agreement for Losses arising out of this Agreement in an amount in excess of the Indemnification Cap except to the extent such Losses arise out of or relate to (i) any breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3 or 4.4 or (ii) fraud or any intentional breach of the representations or warranties under this Agreement, with respect to which there shall be no limitation on the aggregate amount of liability for any Losses.
Section 10.3 Third Party Claims — Indemnification.
(a) If any claim, demand, Action or proceeding for which any of the Sellers would be liable to an Indemnified Buyer Party hereunder is asserted against or sought to be collected from an Indemnified Buyer Party by a third party, or if an Indemnified Buyer Party otherwise suffers any Losses for which indemnification would be available under Section 10.1, in each case regardless of the applicability of the Threshold or the Indemnification Cap, the Indemnified Buyer Party shall promptly notify each of the Sellers of such claim, demand, Action or proceeding by delivering to each of the Sellers a written notice (the “Claim Notice”), (i) stating that the Indemnified Buyer Party is asserting a claim for indemnification and/or that Losses were incurred which are subject to indemnification under Section 10.1 (irrespective of the Threshold or Indemnification Cap), (ii) containing a reasonably detailed description of the nature and basis of such claim and (iii) setting forth in reasonable detail and with reasonable specificity its estimate of the amount of monetary damages and other Losses reasonably expected to be incurred in conjunction with such claim for which indemnification is available under Section 10.1 (taking into consideration, among other limitations, to the extent applicable, the Threshold and the Indemnification Cap), but such estimate shall not be conclusive of the final amount of such claim, demand, Action or proceeding. Each Seller shall have fifteen (15) Business Days from receipt of the Claim Notice to notify the Indemnified Buyer Party, (A) whether or not such Seller disputes its liability to the Indemnified Buyer Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not such Seller desires, at its sole cost and expense, to defend the Indemnified Buyer Party against such claim, demand, Action or proceeding. (subject only to the proviso in subsection (b) below).
(b) If such claim, demand, Action or proceeding is a third party claim, demand, Action or proceeding, the Sellers will have the right at their expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Buyer Party; provided, however, that if the third-party claim relates to conduct that occurred both before and after the Closing, then notwithstanding subsection (a) above the Sellers and the Indemnified Buyer Party shall agree to share in the defense pursuant to a mutually acceptable joint defense agreement. The Indemnified Buyer Party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, Action or proceeding in connection with any such third party claim, demand, Action or proceeding, and the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, Action or proceeding shall be settled by the Sellers without the prior written consent of the Indemnified Buyer Party, which consent shall not be unreasonably withheld, conditioned or delayed.

All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place “Indemnified Seller Party” for “Indemnified Buyer Party” and variations thereof and “LSI and Buyer” for “Sellers”.
Section 10.4 Provisions Regarding Indemnity.
(a) None of the Indemnified Buyer Parties nor the Indemnified Seller Parties will have a right to indemnification under this Agreement unless and until the aggregate indemnifiable amount to which all such parties shall be entitled to exceeds $100,000.00 (the “Threshold”), at which time the indemnifying party or parties shall only be responsible for the amount in excess of the Threshold, provided however, the Threshold shall not be applicable to any claim for Losses incurred and the Indemnified Buyer Parties or the Indemnified Seller Parties, as the case may be, shall be entitled to indemnification beginning at dollar one, regardless of the amount of the claim for Losses, for either (i) fraud, (ii) any breach of any of the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.7, Section 3.8 (except for the last sentence of Section 3.8(c)), Section 4.1, Section 4.2 or Section 4.3, or (iii) any claim for indemnification brought pursuant to Section 10.1(f) (or Section 10.1(g) to the extent arising out of or related to an indemnification claim brought pursuant to Section 10.1(f)).
(b) The amount of any Losses for which indemnification is provided hereunder shall be net of (i) amounts recovered either any Indemnified Buyer Party, or any Indemnified Seller Party, as the case may be (such party being an “Indemnified Party”), pursuant to any indemnification by, or indemnification agreement with, any third Person, (ii) insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Losses, and (iii) an amount equal to the present value of the Tax benefit, if any, attributable to such Losses. If the amount to be netted hereunder from any indemnification payment required under this Article X is determined after payment by LSI or Buyer, or any or all of the Sellers, as the case may be, of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnified Party shall repay, promptly after such determination, any amount that LSI or Buyer, or any or all of the Sellers, as the case may be, would not have had to pay pursuant hereto had such determination been made at the time of such payment. Each party hereto shall use commercially reasonable efforts to mitigate any consequential damages for which any claim may be made against any of the other parties hereto for indemnification under this Agreement.
(c) This Article X shall provide the sole and exclusive remedy for any and all Losses sustained or incurred by any of the Indemnified Seller Parties or Indemnified Buyer Parties, as the case may be, in connection with the transactions contemplated by this Agreement and the Real Estate Purchase Agreement, absent fraud or willful misconduct on the part of any Company, any Shareholder, LSI or Buyer.

(d) Notwithstanding the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein. Each party shall be entitled to assert any right of indemnification under this Article X after the termination of this Agreement pursuant to Section 12.1 with respect to any dispute, claim, proceeding or action pending prior to such termination for which indemnification is available under this Article X and such party shall be able to continue to have the right to be indemnified with respect thereto after such termination date. The right to indemnification, reimbursement or any other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
Section 10.5 Payment. Upon the determination of the liability for indemnification, the appropriate party or parties shall pay to the others, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. If the Indemnified Buyer Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the obligation of the other parties to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other Person, to setoff the unpaid amount of any such claim against any amounts owed by it or its Affiliates to the Sellers under any agreements entered into pursuant to this Agreement or otherwise; provided, however that such right of set-off shall not apply to the obligation of Buyer to pay the Base Salary under any Employment Agreement. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified Buyer Party against any Person with respect to the subject matter of such claim.
ARTICLE XI
TAX MATTERS.
Section 11.1 General Tax Matters. The Sellers and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party or parties and at the requesting party’s out-of-pocket expense, in connection with the filing of any Tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention of all books and records relating to Tax matters pertinent to the Companies for a period of six (6) years after the Closing and (upon the other party’s request and expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 11.2 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including recording fees) incurred in connection with this Agreement, the Real Estate Purchase Agreement and the transactions contemplated hereby and thereby (“Transfer Taxes”) shall be paid one-half (1/2) by the Sellers and one-half (1/2) by Buyer when due, and Sellers will file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including recording fees), if required by applicable Law. The expense of preparing and making such filing or filings shall be borne by the Sellers. For the avoidance of doubt, nothing in this Section 11.2 shall be construed to make LSI or Buyer liable for or obligated to pay any income Taxes of any Company or any Shareholder.

ARTICLE XII
MISCELLANEOUS.
Section 12.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:
(a) by mutual consent of the Sellers and LSI and Buyer;
(b) by LSI and Buyer, upon written notice to the Sellers given at any time after the Outside Closing Date or such later date as shall have been specified in a writing authorized on behalf of Sellers (on the one hand) and LSI and Buyer (on the other hand) if all of the conditions precedent set forth in Section 7.1 have not been met; or
(c) by the Sellers, upon written notice to LSI and Buyer given at any time after the Outside Closing Date (or such later date as shall have been specified in writing authorized on behalf of the Sellers on the one hand and LSI and Buyer on the other hand) if all of the conditions precedent set forth in Section 7.2 have not been met.
In the event of the termination and abandonment hereof prior to the Closing Date pursuant to the provisions of this Section 12.1, this Agreement shall become void and have no effect, without any Liability on the part of any of the parties or their directors or officers or shareholders in respect of this Agreement, unless the termination was the result of the representations and warranties of a party being materially incorrect when made or the material breach of such party of a covenant hereunder in which event the party whose representations and warranties were incorrect or who breached such covenant shall be liable to the other party for all costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement, including the fees, expenses and disbursements of its counsel and auditors.
Section 12.2 Expenses. Except as otherwise provided in this Agreement, LSI, Buyer and the Shareholders shall each pay their own expenses and the Shareholders shall pay the expenses of the Companies incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, regardless of whether such expenses of the Companies may have been incurred prior to Closing or after Closing. To the extent that such transaction related expenses incurred by the Shareholders and/or the Companies have been paid by any of the Companies prior to Closing, the aggregate dollar amount of such payments shall be paid by Shareholders to Buyer as reimbursement for the depletion of the Company’s cash caused by such Company’s payment of the transaction related expenses of Shareholders and/or the Companies prior to Closing; provided however, Buyer does hereby agree to assume (and to pay at Closing) up to a maximum amount of $180,000.00 of ADL Technology’s and ADL Engineering’s legal fees and expenses incurred with respect to the transaction as additional Purchase Price for the Purchased Assets.

Section 12.3 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.
Section 12.4 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, (iii) sent by confirmed facsimile with the original to follow by first class mail, postage prepaid, or (iv) sent by an internationally recognized overnight courier service with next day delivery guaranteed and delivery charges prepaid, as follows:
If to LSI or Buyer, to:
LSI Acquisition Inc.
P.O. Box 42728
10000 Alliance Road
Cincinnati, Ohio 45242
Attention: Ronald S. Stowell
With a required copy to:
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio 45202
Attention: Michael J. Moeddel
If to any Seller:
5521 Kinvarra Court
Dublin, OH 43016
Attention: David T. Feeney
With a required copy to:
Bricker & Eckler LLP
100 South Third Street
Columbus, Ohio 43215
Attention: John W. Cook III
or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, mailed or received by facsimile transmission.
Section 12.5 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.6 Schedules and Exhibits. Contemporaneously with the execution and delivery of this Agreement, the Sellers have delivered the Disclosure Schedules to Buyer. All Exhibits and Schedules referred to herein (including the Disclosure Schedule) are intended to be and hereby are specifically made a part of this Agreement. All capitalized terms used in any Exhibit to this Agreement or in any Schedule to this Agreement shall have the definitions specified in this Agreement unless (and then only to the extent) otherwise specified therein.
Section 12.7 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.
Section 12.8 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
Section 12.9 Entire Agreement. This Agreement, including the Exhibits, Schedules and other documents referred to herein which form a part hereof, including the Employment Agreements, the Escrow Agreement and the Registration Rights Agreement, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. Such agreements, documents and instruments supersede all prior agreements and understandings between the parties with respect to such subject matter, including the Letter of Intent dated June 6, 2009 between LSI and the Sellers.
Section 12.10 Amendments; Waivers. This Agreement may not be changed orally, but only by an agreement in writing signed by each of the parties hereto. Any provision of this Agreement can be amended, supplemented or modified only by written agreement of each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
Section 12.11 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, except by Buyer to any of its Affiliates or in connection with the merger, consolidation or sale of all or substantially all of its business or assets. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their successors and permitted assigns and their respective, executors, heirs, legal representatives. The parties expressly acknowledge and agree that Buyer may designate one or more of its Affiliates to acquire the Purchased Assets or portion of the Purchased Assets, provided however, LSI and Buyer shall continue to remain responsible for their obligations under this Agreement.

Section 12.12 Exclusive Benefits. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies, whether express or implied, under or by reason of this Agreement, on any persons other than the parties hereto and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.
Section 12.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto, under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.
Section 12.14 Construction. This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations, and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts.
Section 12.15 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its conflict of law provisions.
Section 12.16 Submission to Jurisdiction; Waiver. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for the recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its or his executors, heirs, legal representatives, successors or permitted assigns may be brought and determined in any federal or state court located in Hamilton County, Ohio, and each of the parties hereby irrevocably submits with regard to any action or proceeding for itself and himself and in respect to its or his property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it or he is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or he or its or his property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 12.17 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY AGREEMENT, DOCUMENT OR INSTRUMENT EXECUTED OR DELIVERED PURSUANT TO THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OF ACTION RELATED HERETO OR THERETO.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase and Sale Agreement on the date first written.

LSI INDUSTRIES INC.
By:	/s/ Ronald S. Stowell
	Name:	Ronald S. Stowell
	Title:	Vice President, Chief Financial Officer and Treasurer

LSI ACQUISITION INC.
By:	/s/ Ronald S. Stowell
	Name:	Ronald S. Stowell
	Title:	Treasurer and Secretary

ADL TECHNOLOGY INC.
By:	/s/ Craig A. Miller
	Name:	Craig A. Miller
	Title:	President

ADL ENGINEERING INC.
By:	/s/ Craig A. Miller
	Name:	Craig A. Miller
	Title:	President

/s/ Craig A. Miller
CRAIG A. MILLER

/s/ Kevin A. Kelly
KEVIN A. KELLY

/s/ David T. Feeney
DAVID T. FEENEY